EXHIBIT 10.1

                                                     CONFORMED COPY

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND AMONG

                               ENOVA CORPORATION,

                              PACIFIC ENTERPRISES,

                            MINERAL ENERGY COMPANY,

                             G MINERAL ENERGY SUB

                                      AND

                             B MINERAL ENERGY SUB

                         DATED AS OF OCTOBER 12, 1996







































                                 TABLE OF CONTENTS

                                     ARTICLE I

                                    THE MERGERS

            SECTION 1.01.  The Mergers  . . . . . . . . . . . . . .    2
            SECTION 1.02.  Effective Time of the Mergers; Closing .    2
            SECTION 1.03.  Effects of the Mergers . . . . . . . . .    3

                                    ARTICLE II

                CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

            SECTION 2.01.  Conversion of Securities . . . . . . . .    4
            SECTION 2.02.  Exchange of Certificates . . . . . . . .    5
            SECTION 2.03.  Dissenting Shares  . . . . . . . . . . .    7

                                    ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PACIFIC

            SECTION 3.01.  Organization and Qualification . . . . .    8
            SECTION 3.02.  Subsidiaries . . . . . . . . . . . . . .    9
            SECTION 3.03.  Capitalization . . . . . . . . . . . . .    9
            SECTION 3.04.  Authority; Non-Contravention; Statutory
                             Approvals; Compliance  . . . . . . . .   10
            SECTION 3.05.  Reports and Financial Statements . . . .   12
            SECTION 3.06.  Absence of Certain Changes or Events;
                             Absence of Undisclosed Liabilities   .   12
            SECTION 3.07.  Litigation . . . . . . . . . . . . . . .   13
            SECTION 3.08.  Registration Statement and Proxy
                             Statement . . . . . . . . . . . . . .    13
            SECTION 3.09.  Tax Matters  . . . . . . . . . . . . . .   14
            SECTION 3.10.  Employee Matters; ERISA  . . . . . . . .   17
            SECTION 3.11.  Environmental Protection . . . . . . . .   19
            SECTION 3.12.  Regulation as a Utility  . . . . . . . .   21
            SECTION 3.13.  Vote Required  . . . . . . . . . . . . .   22
            SECTION 3.14.  Accounting Matters . . . . . . . . . . .   22
            SECTION 3.15.  Opinions of Financial Advisors . . . . .   22
            SECTION 3.16.  Insurance  . . . . . . . . . . . . . . .   22
            SECTION 3.17.  Pacific Rights Agreement . . . . . . . .   22
            SECTION 3.18.  Brokers  . . . . . . . . . . . . . . . .   23

                                    ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF ENOVA

            SECTION 4.01.  Organization and Qualification . . . . .   23
            SECTION 4.02.  Subsidiaries . . . . . . . . . . . . . .   23
            SECTION 4.03.  Capitalization . . . . . . . . . . . . .   24
            SECTION 4.04.  Authority; Non-Contravention; Statutory
                             Approvals; Compliance  . . . . . . . .   25
            SECTION 4.05.  Reports and Financial Statements . . . .   26
            SECTION 4.06.  Absence of Certain Changes or Events;
                             Absence of Undisclosed Liabilities   .   27
            SECTION 4.07.  Litigation . . . . . . . . . . . . . . .   27
            SECTION 4.08.  Registration Statement and Proxy
                             Statement . . . . . . . . . . . . . . .  27
            SECTION 4.09.  Tax Matters  . . . . . . . . . . . . . .   28
            SECTION 4.10.  Employee Matters; ERISA  . . . . . . . .   31
            SECTION 4.11.  Environmental Protection . . . . . . . .   33
            SECTION 4.12.  Regulation as a Utility  . . . . . . . .   34
            SECTION 4.13.  Nuclear Operations . . . . . . . . . . .   34
            SECTION 4.14.  Vote Required  . . . . . . . . . . . . .   35
            SECTION 4.15.  Accounting Matters . . . . . . . . . . .   35
            SECTION 4.16.  Opinion of Financial Advisor . . . . . .   35
            SECTION 4.17.  Insurance  . . . . . . . . . . . . . . .   35
            SECTION 4.18.  Ownership of Pacific Common Stock  . . .   35
            SECTION 4.19.  Brokers  . . . . . . . . . . . . . . . .   35
            SECTION 4.20.  Tax-Exempt Status  . . . . . . . . . . .   36

                                     ARTICLE V

                      CONDUCT OF BUSINESS PENDING THE MERGERS

            SECTION 5.01.  Conduct of Business Pending the Mergers .  36
            SECTION 5.02.  Transition and Strategic Opportunity
                             Committees. . . . . . . . . . . . . . .

                                    ARTICLE VI

                               ADDITIONAL AGREEMENTS

            SECTION 6.01.  Access to Information; Confidentiality .   43
            SECTION 6.02.  Registration Statement; Joint Proxy
                             Statement  . . . . . . . . . . . . . .   43
            SECTION 6.03.  Regulatory Matters . . . . . . . . . . .   44
            SECTION 6.04.  Shareholder Approvals  . . . . . . . . .   45
            SECTION 6.05.  Directors' and Officers' Indemnification   46
            SECTION 6.06.  Disclosure Schedules . . . . . . . . . .   47
            SECTION 6.07.  Public Announcements . . . . . . . . . .   48
            SECTION 6.08.  Rule 145 Affiliates  . . . . . . . . . .   48
            SECTION 6.09.  Employee Agreements and Workforce
                             Matters  . . . . . . . . . . . . . . .   48
            SECTION 6.10.  Employee Benefit Plans . . . . . . . . .   49
            SECTION 6.11.  Stock Option and Other Stock Plans . . .   50
            SECTION 6.12.  No Solicitations . . . . . . . . . . . .   51
            SECTION 6.13.  Company Board of Directors . . . . . . .   52
            SECTION 6.14.  Company Officers . . . . . . . . . . . .   52
            SECTION 6.15.  Employment Contracts . . . . . . . . . .   52
            SECTION 6.16.  Post-Merger Operations . . . . . . . . .   52
            SECTION 6.17.  Expenses . . . . . . . . . . . . . . . .   53
            SECTION 6.18.  Energy Marketing Joint Venture . . . . .   53

                                    ARTICLE VII

                             CONDITIONS TO THE MERGERS

            SECTION 7.01.  Conditions to the Obligations of
                             Each Party . . . . . . . . . . . . . .   53
            SECTION 7.02.  Conditions to the Obligations of Pacific.  54
            SECTION 7.03.  Conditions to the Obligations of Enova .   55

                                   ARTICLE VIII

                         TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.01.  Termination  . . . . . . . . . . . . . .   56
            SECTION 8.02.  Effect of Termination  . . . . . . . . .   58
            SECTION 8.03.  Fees and Expenses  . . . . . . . . . . .   58

                                    ARTICLE IX

                                GENERAL PROVISIONS

            SECTION 9.01.  Effectiveness of Representations,
                             Warranties and Agreements  . . . . . .   60
            SECTION 9.02.  Notices  . . . . . . . . . . . . . . . .   60
            SECTION 9.03.  Certain Definitions  . . . . . . . . . .   61
            SECTION 9.04.  Amendment  . . . . . . . . . . . . . . .   62
            SECTION 9.05.  Waiver . . . . . . . . . . . . . . . . .   62
            SECTION 9.06.  Headings . . . . . . . . . . . . . . . .   63
            SECTION 9.07.  Severability . . . . . . . . . . . . . .   63
            SECTION 9.08.  Entire Agreement . . . . . . . . . . . .   63
            SECTION 9.09.  Assignment . . . . . . . . . . . . . . .   63
            SECTION 9.10.  Parties in Interest  . . . . . . . . . .   63
            SECTION 9.11.  Failure or Indulgence Not Waiver;
                             Remedies Cumulative  . . . . . . . . .   64
            SECTION 9.12.  Governing Law  . . . . . . . . . . . . .   64
            SECTION 9.13.  Counterparts . . . . . . . . . . . . . .   64
            SECTION 9.14.  WAIVER OF JURY TRIAL . . . . . . . . . .   64
            SECTION 9.15.  Further Assurances . . . . . . . . . . .   64

                                     EXHIBITS

          Exhibit A           Summary of Terms of Energy Marketing Joint Venture
          Exhibit 1.02(a)(i)  Enova Merger Agreement
          Exhibit 1.02(a)(ii) Pacific Merger Agreement
          Exhibit 6.08        Form of Affiliate Agreement
          Exhibit 6.15        Form of Employment Contracts


                              INDEX OF DEFINED TERMS

          Term                                                      Page

          1935 Act  . . . . . . . . . . . . . . . . . . . . . . . . 9
          Acquisition Proposal  . . . . . . . . . . . . . . . . .   53
          affiliate . . . . . . . . . . . . . . . . . . . . . . .   22
          Affiliate Agreement . . . . . . . . . . . . . . . . . .   50
          affiliates  . . . . . . . . . . . . . . . . . . . . . .   64
          Agreement . . . . . . . . . . . . . . . . . . . . . . . . 1
          Atomic Energy Act . . . . . . . . . . . . . . . . . . .   27
          Barr Devlin . . . . . . . . . . . . . . . . . . . . . .   23
          beneficial owner  . . . . . . . . . . . . . . . . . . .   64
          Bonds . . . . . . . . . . . . . . . . . . . . . . . . .   37
          business day  . . . . . . . . . . . . . . . . . . . . .   64
          California Law  . . . . . . . . . . . . . . . . . . . . . 1
          Certificates  . . . . . . . . . . . . . . . . . . . . . . 5
          Closing Agreement . . . . . . . . . . . . . . . . . . .   16
          Closing . . . . . . . . . . . . . . . . . . . . . . . . . 3
          Closing Date  . . . . . . . . . . . . . . . . . . . . . . 3
          Code  . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          Company . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Company Common Stock  . . . . . . . . . . . . . . . . . . 4
          Company Replacement Plans . . . . . . . . . . . . . . .   51
          Company Shares  . . . . . . . . . . . . . . . . . . . . . 6
          Confidentiality Agreement . . . . . . . . . . . . . . .   45
          control . . . . . . . . . . . . . . . . . . . . . . . .   64
          controlled by . . . . . . . . . . . . . . . . . . . . .   64
          Converted Shares  . . . . . . . . . . . . . . . . . . . . 6
          CPUC  . . . . . . . . . . . . . . . . . . . . . . . . .   12
          Disclosure Schedules  . . . . . . . . . . . . . . . . .   49
          Dissenting Shares . . . . . . . . . . . . . . . . . . . . 8
          Effective Time  . . . . . . . . . . . . . . . . . . . . . 3
          Encumbrances  . . . . . . . . . . . . . . . . . . . . . . 9
          Energy Marketing Joint Venture  . . . . . . . . . . . . . 1
          Energy Marketing Joint Venture Agreement  . . . . . . . . 1
          Energy Marketing Required Statutory Approvals . . . . .   46
          Enova . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Enova Benefit Plans . . . . . . . . . . . . . . . . . .   32
          Enova Common Stock  . . . . . . . . . . . . . . . . . . . 4
          Enova Disclosure Schedule . . . . . . . . . . . . . . .   49
          Enova Dissenting Shares . . . . . . . . . . . . . . . . . 8
          Enova Effective Time  . . . . . . . . . . . . . . . . . . 3
          Enova Financial Statements  . . . . . . . . . . . . . .   28
          Enova Material Adverse Effect . . . . . . . . . . . . .   24
          Enova Merger  . . . . . . . . . . . . . . . . . . . . .  1, 2
          Enova Merger Agreement  . . . . . . . . . . . . . . . . . 2
          Enova Out-of-Pocket Expenses  . . . . . . . . . . . . .   61
          Enova Preferred Stock . . . . . . . . . . . . . . . . .   25
          Enova Ratio . . . . . . . . . . . . . . . . . . . . . . . 4
          Enova Required Consents . . . . . . . . . . . . . . . .   26
          Enova Required Statutory Approvals  . . . . . . . . . .   27
          Enova SEC Reports . . . . . . . . . . . . . . . . . . .   28
          Enova Shareholders' Approval  . . . . . . . . . . . . .   36
          Enova Special Meeting . . . . . . . . . . . . . . . . .   47
          Enova Sub . . . . . . . . . . . . . . . . . . . . . . . . 1
          Enova Sub Common Stock  . . . . . . . . . . . . . . . .   25
          Enova Sub Par Value $20 Preferred Stock . . . . . . . .   25
          Enova Sub No Par Preference Stock . . . . . . . . . . .   25
          Environmental Claim . . . . . . . . . . . . . . . . . .   21
          Environmental Laws  . . . . . . . . . . . . . . . . . .   22
          Environmental Permits . . . . . . . . . . . . . . . . .   20
          ERISA . . . . . . . . . . . . . . . . . . . . . . . . .   18
          Excess Shares . . . . . . . . . . . . . . . . . . . . . . 7
          Exchange Act  . . . . . . . . . . . . . . . . . . . . .   12
          Exchange Agent  . . . . . . . . . . . . . . . . . . . . . 5
          Exchange Ratios . . . . . . . . . . . . . . . . . . . . . 5
          FERC  . . . . . . . . . . . . . . . . . . . . . . . . .   12
          Final Order . . . . . . . . . . . . . . . . . . . . . .   56
          GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          Gas Act . . . . . . . . . . . . . . . . . . . . . . . .   12
          Governmental Authority  . . . . . . . . . . . . . . . .   12
          Hazardous Materials . . . . . . . . . . . . . . . . . .   22
          HSR Act . . . . . . . . . . . . . . . . . . . . . . . .   46
          Indemnified Parties . . . . . . . . . . . . . . . . . .   48
          Indemnified Party . . . . . . . . . . . . . . . . . . .   48
          IRS . . . . . . . . . . . . . . . . . . . . . . . . . .   17
          Joint Proxy/Registration Statement  . . . . . . . . . .   45
          joint venture . . . . . . . . . . . . . . . . . . . . .   64
          Joint Venture Material Adverse Effect
          9knowledge  . . . . . . . . . . . . . . . . . . . . . .   65
          Merger Consideration  . . . . . . . . . . . . . . . . . . 6
          Mergers . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Merrill Lynch . . . . . . . . . . . . . . . . . . . . .   23
          Morgan Stanley  . . . . . . . . . . . . . . . . . . . .   37
          New Opportunity . . . . . . . . . . . . . . . . . . . .   44
          Newco Enova Sub . . . . . . . . . . . . . . . . . . . . . 1
          Newco Pacific Sub . . . . . . . . . . . . . . . . . . . . 1
          NRC . . . . . . . . . . . . . . . . . . . . . . . . . .   27
          NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          Pacific . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Pacific Benefit Plans . . . . . . . . . . . . . . . . .   18
          Pacific Class A Preferred Stock . . . . . . . . . . . . . 5
          Pacific Common Stock  . . . . . . . . . . . . . . . . . . 4
          Pacific Disclosure Schedule . . . . . . . . . . . . . .   49
          Pacific Dissenting Shares . . . . . . . . . . . . . . . . 8
          Pacific Effective Time  . . . . . . . . . . . . . . . . . 3
          Pacific Financial Statements  . . . . . . . . . . . . .   13
          Pacific Material Adverse Effect . . . . . . . . . . . . . 9
          Pacific Merger  . . . . . . . . . . . . . . . . . . . . 1, 2
          Pacific Merger Agreement  . . . . . . . . . . . . . . . . 3
          Pacific Out-of-Pocket Expenses  . . . . . . . . . . . .   61
          Pacific Preferred Stock . . . . . . . . . . . . . . . . . 5
          Pacific Ratio . . . . . . . . . . . . . . . . . . . . . . 5
          Pacific Required Consents . . . . . . . . . . . . . . .   11
          Pacific Required Statutory Approvals  . . . . . . . . .   12
          Pacific Right . . . . . . . . . . . . . . . . . . . . . . 4
          Pacific Rights Agreement  . . . . . . . . . . . . . . . . 4
          Pacific SEC Reports . . . . . . . . . . . . . . . . . .   13
          Pacific Shareholders' Approval  . . . . . . . . . . . .   23
          Pacific Special Meeting . . . . . . . . . . . . . . . .   47
          Pacific Sub . . . . . . . . . . . . . . . . . . . . . .   10
          Pacific Sub Common Stock  . . . . . . . . . . . . . . .   10
          Pacific Sub Preference Stock  . . . . . . . . . . . . .   10
          Pacific Sub Preferred Stock . . . . . . . . . . . . . .   10
          Pacific Sub Series A Preferred  . . . . . . . . . . . .   10
          Pacific Sub Series Preferred  . . . . . . . . . . . . .   10
          Pacific Sub $25 Preferred . . . . . . . . . . . . . . .   10
          PBGC  . . . . . . . . . . . . . . . . . . . . . . . . .   19
          PCBs  . . . . . . . . . . . . . . . . . . . . . . . . .   22
          person  . . . . . . . . . . . . . . . . . . . . . . . .   65
          Power Act . . . . . . . . . . . . . . . . . . . . . . .   12
          Proxy Statement . . . . . . . . . . . . . . . . . . . .   14
          Registration Statement  . . . . . . . . . . . . . . . .   14
          Release . . . . . . . . . . . . . . . . . . . . . . . .   22
          Representatives . . . . . . . . . . . . . . . . . . . .   44
          SEC . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          Securities Act  . . . . . . . . . . . . . . . . . . . .   12
          Shares Trust  . . . . . . . . . . . . . . . . . . . . . . 7
          SONGS . . . . . . . . . . . . . . . . . . . . . . . . .   36
          Special Meeting . . . . . . . . . . . . . . . . . . . .   47
          Stock Award . . . . . . . . . . . . . . . . . . . . . .   52
          Stock Plans . . . . . . . . . . . . . . . . . . . . . .   52
          Strategic Opportunity Committee . . . . . . . . . . . .   44
          subsidiary or subsidiaries  . . . . . . . . . . . . . .   65
          subsidiary company  . . . . . . . . . . . . . . . . . .   22
          Tax Return  . . . . . . . . . . . . . . . . . . . . . .   14
          Tax Ruling  . . . . . . . . . . . . . . . . . . . . . .   16
          Taxes . . . . . . . . . . . . . . . . . . . . . . . . .   14
          Three Year Period . . . . . . . . . . . . . . . . . . .   66
          Transition Committee  . . . . . . . . . . . . . . . . .   44
          under common control with . . . . . . . . . . . . . . .   64
          Violation . . . . . . . . . . . . . . . . . . . . . . .   11


                  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 12, 1996 (this "AGREEMENT"), among Enova Corporation, a California corporation ("ENOVA"; provided, however, that references in Article IV hereof to "Enova" prior to January 1, 1996 shall be deemed references to San Diego Gas & Electric, a California corporation and, since January 1, 1996, a wholly owned subsidiary of Enova ("ENOVA SUB")), Pacific Enterprises, a California corporation ("PACIFIC"), Mineral Energy Company, a California corporation, 50% of whose outstanding capital stock is owned by Enova and 50% of whose outstanding capital stock is owned by Pacific (the "COMPANY"), G Mineral Energy Sub, a California corporation and wholly owned subsidiary of the Company ("NEWCO ENOVA SUB"), and B Mineral Energy Sub , a California corporation and wholly owned subsidiary of the Company ("NEWCO PACIFIC SUB"),

                               W I T N E S S E T H:

                    WHEREAS, Enova and Pacific have each determined that, to promote the best interests of its shareholders and employees and those customers and communities served by its utility subsidiaries, it wishes to compete aggressively in the rapidly evolving energy marketplace and that it may best do so through a combination with the other party, and therefore Pacific and Enova have each determined to engage in a business combination as peer firms in a strategic merger of equals and, accordingly, have formed the Company to participate in such business combination;

                    WHEREAS, in furtherance thereof the respective Boards of Directors of Enova, Pacific, the Company, Newco Enova Sub and Newco Pacific Sub have approved the consummation of the reorganization provided for in this Agreement, pursuant to which Newco Enova Sub and Newco Pacific Sub will merge with and into Enova and Pacific, respectively, all in accordance with the California General Corporation Law (the "CALIFORNIA LAW") and on the terms and conditions set forth in this Agreement (such transactions are referred to herein individually as the "ENOVA MERGER" and the "PACIFIC MERGER", respectively, and collectively as the "MERGERS"), as a result of which the common shareholders of Enova and Pacific will together own all of the outstanding shares of common stock of the Company (which will, in turn, own all of the outstanding shares of common stock of Pacific and Enova) and each share of each other class of capital stock of Enova and Pacific shall be unaffected and remain outstanding;

                    WHEREAS, Pacific and Enova contemplate forming a joint venture (the "ENERGY MARKETING JOINT VENTURE") to pursue natural gas and electricity marketing opportunities and provide energy management and related energy services, which joint venture will be governed by an agreement containing substantially the terms set forth in Exhibit A hereto (the "ENERGY MARKETING JOINT VENTURE AGREEMENT");

                    WHEREAS, for federal income tax purposes, it is intended that the Mergers shall collectively qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that the shareholders of Enova and Pacific will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers, except with respect to any cash received; and

                    WHEREAS, for accounting purposes, it is intended that the transactions contemplated hereby shall be accounted for as a pooling of interests under United States generally accepted accounting principles applied on a consistent basis ("GAAP");

                    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                     ARTICLE I

                                    THE MERGERS

                    SECTION 1.01. The Mergers. Upon the terms and subject to the conditions of this Agreement:

                    (a) At the Enova Effective Time, Newco Enova Sub shall be merged with and into Enova (the "ENOVA MERGER") in accordance with California Law. Enova shall be the surviving corporation in the Enova Merger and shall continue its corporate existence under the laws of the State of California. As a result of the Enova Merger, Enova shall become a subsidiary of the Company. The effects and the consequences of the Enova Merger shall be as set forth in Section 1.03(a).

                    (b) At the Pacific Effective Time, Newco Pacific Sub shall be merged with and into Pacific (the "PACIFIC MERGER") in accordance with California Law. Pacific shall be the surviving corporation in the Pacific Merger and shall continue its corporate existence under the laws of the State of California. As a result of the Pacific Merger, Pacific shall become a subsidiary of the Company. The effects and the consequences of the Pacific Merger shall be as set forth in
          Section 1.03(b).

                    SECTION 1.02. Effective Time of the Mergers; Closing. (a) On the Closing Date, (i) with respect to the Enova Merger, the parties thereto shall file the merger agreement in substantially the form attached as Exhibit 1.02(a)(i) with the Secretary of State of the State of California in such form as required by, and executed in accordance with the relevant provisions of, California Law (the "ENOVA MERGER AGREEMENT"), and (ii) with respect to the Pacific Merger, the parties thereto shall file the merger agreement in substantially the form attached as Exhibit 1.02(a)(ii) with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California Law (the "PACIFIC MERGER AGREEMENT"). The Enova Merger shall become effective at the time specified in the Enova Merger Agreement (the "ENOVA EFFECTIVE TIME"), and the Pacific Merger shall become effective at the time specified in the Pacific Merger Agreement (the "PACIFIC EFFECTIVE TIME"). The effective time specified in the Enova Merger Agreement shall also be the effective time specified in the Pacific Merger Agreement. The term "EFFECTIVE TIME" shall mean the time and date of the Pacific Effective Time.

                    (b) The closing (the "CLOSING") of the Mergers shall take place at the offices of Shearman & Sterling, 777 South Figueroa Street, 34th Floor, Los Angeles, California 90017-5418 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived, or at such other time and date and place as Pacific and Enova shall mutually agree (the "CLOSING DATE").

                    SECTION 1.03. Effects of the Mergers. (a) At the Enova Effective Time, (i) the Articles of Incorporation of Enova, as in effect immediately prior to the Enova Effective Time, shall be the Articles of Incorporation of Enova as the surviving corporation in the Enova Merger until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Enova, as in effect immediately prior to the Enova Effective Time, shall be the Bylaws of Enova as the surviving corporation in the Enova Merger, until thereafter amended as provided by law, the Articles of Incorporation of the surviving corporation and such Bylaws. Subject to the foregoing, the additional effects of the Enova Merger shall be as provided in the applicable provisions of California Law.

                    (b) At the Pacific Effective Time, (i) the Articles of Incorporation of Pacific, as in effect immediately prior to the Pacific Effective Time, shall be the Articles of Incorporation of Pacific as the surviving corporation in the Pacific Merger until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Pacific, as in effect immediately prior to the Pacific Effective Time shall be the Bylaws of Pacific as the surviving corporation in the Pacific Merger, until thereafter amended as provided by law, the Articles of Incorporation of the surviving corporation and such Bylaws. Subject to the foregoing, the additional effects of the Pacific Merger shall be as provided in the applicable provisions of California Law.

                    (c) The parties shall take all appropriate action so that at the Effective Time, (i) the Articles of Incorporation of the Company shall be in such form as shall mutually be agreed to by Pacific and Enova prior to the Effective Time, and (ii) the Bylaws of the Company shall be in such form as shall mutually be agreed to by Pacific and Enova prior to the Effective Time.

                                    ARTICLE II

                CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                    SECTION 2.01. Conversion of Securities. (a) At the Enova Effective Time, by virtue of the Enova Merger and without any action on the part of any holder of any capital stock of Enova or Newco Enova Sub:

                         (i)  Cancellation of Certain Enova Common
               Stock. Each share of Common Stock, no par value, of Enova (the "ENOVA COMMON STOCK") that is owned by subsidiaries of Enova or by Pacific, the Company or any of their subsidiaries shall be cancelled and cease to exist.

                         (ii) Conversion of Enova Common Stock.  Each
               issued and outstanding share of Enova Common Stock (other than shares cancelled pursuant to Section 2.01(a)(i) and Enova Dissenting Shares) shall be converted into the right to receive 1.00 (the "ENOVA RATIO") fully paid and non-assessable share of Common Stock, no par value, of the Company (the "COMPANY COMMON STOCK"). Upon such conversion, each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.02.

                         (iii) Conversion of Newco Enova Sub Common Stock. The aggregate of all shares of the capital stock of Newco Enova Sub issued and outstanding immediately prior to the Enova Effective Time shall be converted into the right to receive that number of shares of Enova Common Stock which shall be equivalent to the aggregate number of shares of Enova Common Stock outstanding immediately prior to the Enova Effective Time.

                    (b) At the Pacific Effective Time, by virtue of the Pacific Merger and without any action on the part of any holder of any capital stock of Pacific or Newco Pacific Sub:

                         (i)  Cancellation of Certain Pacific Common
               Stock. Each share of Common Stock of Pacific (the "PACIFIC COMMON STOCK"), including any associated right (the "PACIFIC RIGHT") to receive or purchase shares of the capital stock of Pacific pursuant to the terms of a Rights Agreement, dated as of March 7, 1989 between Pacific and Chemical Bank, as successor Rights Agent thereunder (the "PACIFIC RIGHTS AGREEMENT"), that is owned by subsidiaries of Pacific or by Enova, the Company or any of their subsidiaries shall be cancelled and cease to exist. All references in this Agreement to Pacific Common Stock shall be deemed to include the associated Pacific Rights.

                         (ii) Conversion of Pacific Common Stock.  Each
               issued and outstanding share of Pacific Common Stock (other than shares cancelled pursuant to Section 2.01(b)(i) and Pacific Dissenting Shares) shall be converted into the right to receive 1.5038 (the "PACIFIC RATIO", and together with the Enova Ratio, the "EXCHANGE RATIOS") shares of fully paid and non-assessable shares of Company Common Stock. Upon such conversion, each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.02.

                         (iii)     Conversion of Newco Pacific Sub
               Common Stock. The aggregate of all shares of the capital stock of Newco Pacific Sub issued and outstanding immediately prior to the Pacific Effective Time shall be converted into the right to receive that number of shares of Pacific Common Stock which shall be equivalent to the aggregate number of shares of Pacific Common Stock outstanding immediately prior to the Pacific Effective Time.

                         (iv) Pacific Preferred Stock to Remain
               Unchanged. All issued and outstanding shares of Class A Preferred Stock of Pacific (the "PACIFIC CLASS A
               PREFERRED STOCK") and of Preferred Stock of Pacific (the "PACIFIC PREFERRED STOCK") shall be unchanged and shall remain outstanding after the Pacific Merger.

                    (c) At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of Enova, Pacific or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled, and no consideration shall be delivered in exchange therefor.

                    SECTION 2.02.  Exchange of Certificates.

                    (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with such bank or trust company mutually agreeable to Pacific and Enova (the "EXCHANGE AGENT"), certificates representing shares of Company Common Stock required to effect the exchanges referred to in Sections 2.01(a)(ii) and (b)(ii).

                    (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Enova Common Stock or Pacific Common Stock (the "CERTIFICATES") that were converted (the "CONVERTED SHARES") into the right to receive shares of Company Common Stock (the "COMPANY SHARES") pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of Pacific and Enova), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of Enova or Pacific, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
          Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock ("MERGER CONSIDERATION") as contemplated by this Section 2.02.

                    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.02(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares, as the case may be.

                    (d) No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. Each holder of a fractional share interest shall be paid an amount in cash representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of shares of Company Common Stock that would otherwise be issued to such holders ("EXCESS SHARES"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange, Inc. (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the former holders of Pacific Common Stock and Enova Common Stock, the Company will cause the Exchange Agent to hold such proceeds in trust for the holders of such fractional share interests (the "SHARES TRUST"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Shares Trust to which each former holder of Pacific Common Stock or Enova Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction the numerator of which is the amount of the fractional shares of Company Common Stock to which such former holder of Pacific Common Stock or Enova Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Pacific Common Stock and Enova Common Stock in lieu of any fractional shares of Company Common Stock interests, the Exchange Agent shall make available such amounts to such former holders of Pacific Common Stock and Enova Common Stock without interest.

                    (e) Closing of Transfer Books. From and after the Enova Effective Time or the Pacific Effective Time, as the case may be, the stock transfer books of Enova and Pacific shall be closed and no transfer of any capital stock of Enova or Pacific shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate Company Shares as provided in Section 2.02.

                    (f)  Termination of Exchange Agent.  Any
          certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.02(a) and not exchanged within one year after the Effective Time pursuant to this
          Section 2.02 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable unclaimed property, escheat or similar law.

                    SECTION 2.03.  Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of Pacific or Enova held by a holder who has exercised dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("PACIFIC DISSENTING SHARES" or "ENOVA DISSENTING SHARES", as the case may be, and collectively "DISSENTING SHARES"), shall not be converted into or represent a right to receive Company Common Stock in the Pacific Merger (in the case of Pacific Dissenting Shares) or in the Enova Merger (in the case of Enova Dissenting Shares), but the holder thereof shall only be entitled to such rights as are granted by California Law.

                    (b)  Notwithstanding the provisions of
          subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenters' rights, then, as of the later of the Pacific Effective Time or the Enova Effective Time, as applicable, or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

                    (c) Enova shall give Pacific and Pacific shall give Enova (i) prompt notice of any written demands received pursuant to Section 1301 of California Law, withdrawals of such demands, and any other instruments served pursuant to California Law and received thereby and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Neither Pacific nor Enova shall, except with the prior written consent of the other, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

                                    ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PACIFIC

                    Pacific represents and warrants to Enova as follows:

                    SECTION 3.01. Organization and Qualification. Except as set forth in Section 3.01 of the Pacific Disclosure Schedule, each of Pacific and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the operations, properties, assets, financial condition or the results of operations of Pacific and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereinafter referred to as a "PACIFIC MATERIAL ADVERSE EFFECT") or a material adverse effect on the ability of the Energy Marketing Joint Venture to achieve the business objectives contemplated by the Summary of Terms attached as Exhibit A (any such material adverse effect being hereinafter referred to as a "JOINT VENTURE MATERIAL ADVERSE EFFECT").

                    SECTION 3.02. Subsidiaries. Section 3.02 of the Pacific Disclosure Schedule sets forth a description as of the date hereof of all subsidiaries and joint ventures of Pacific, including the name of each such entity and Pacific's interest therein, and, as to each subsidiary or joint venture identified as a "Material Pacific Entity" in Section 3.02 of the Pacific Disclosure Schedule, a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 3.02 of the Pacific Disclosure Schedule, none of such entities is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively, or a "public utility" within the meaning of Section 201(e) of the Federal Power Act (the "POWER ACT"). Except as set forth in Section 3.02 of the Pacific Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Pacific are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Pacific free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever ("ENCUMBRANCES") and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

                    SECTION 3.03.  Capitalization.

                    (a) Pacific. The authorized capital stock of Pacific consists of (i) 600,000,000 shares of Pacific Common Stock, (ii) 5,000,000 shares of Pacific Class A Preferred Stock and (iii) 10,000,000 shares of Pacific Preferred Stock. As of the close of business on September 30, 1996, there were issued and outstanding (i) 85,034,885 shares of Pacific Common Stock, (ii) no shares of Pacific Class A Preferred Stock and
          (iii) 800,253 shares of Pacific Preferred Stock consisting of 300,000 shares of a series of $4.50 dividend preferred stock, 100,000 shares of a series of $4.40 dividend preferred stock, 200,000 shares of a series of $4.75 dividend preferred stock, 200,000 shares of a series of $4.36 dividend preferred stock and 253 shares of a series of $4.75 dividend preferred stock (convertible on or before October 31, 1996). All of the issued and outstanding shares of the capital stock of Pacific are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.03(a) of the Pacific Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Pacific or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Pacific or obligating Pacific or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, other than under the Pacific Rights Agreement.

                    (b) Pacific Sub. The authorized capital stock of Southern California Gas Company, a California corporation all of whose issued and outstanding common stock is owned by Pacific ("PACIFIC SUB"), consists of (i) 100,000,000 shares of common stock, no par value (the "PACIFIC SUB COMMON STOCK"), and (ii) shares of preferred and preference stock (collectively the "PACIFIC SUB PREFERRED STOCK") consisting of
          (A) 160,000 shares of Preferred Stock, par value $25 each (the "PACIFIC SUB $25 PREFERRED"), (B) 840,000 shares of Preferred Stock, Series A, par value $25 each (the "PACIFIC SUB SERIES A PREFERRED"), (C) 5,000,000 shares of Series Preferred Stock, no par value (the "PACIFIC SUB SERIES PREFERRED"), and
          (D) 5,000,000 shares of Preference Stock (the "PACIFIC SUB PREFERENCE STOCK"). As of the close of business on September 30, 1996, there were issued and outstanding 91,300,000 shares of Pacific Sub Common Stock, 79,011 shares of Pacific Sub $25 Preferred, 783,036 shares of Pacific Sub Series A Preferred, 3,000,000 shares of Pacific Sub Series Preferred and no shares of Pacific Sub Preference Stock. All of the issued and outstanding shares of the capital stock of Pacific Sub are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.03(b) of the Pacific Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Pacific or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, the capital stock of Pacific Sub or obligating Pacific or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

                    SECTION 3.04.  Authority; Non-Contravention;
          Statutory Approvals; Compliance.

                    (a) Authority. Pacific has all requisite power and authority to enter into this Agreement and the Energy Marketing Joint Venture Agreement and, subject to the applicable Pacific Shareholders' Approval and the applicable Pacific Required Statutory Approvals, to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Energy Marketing Joint Venture Agreement and the consummation by Pacific of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Pacific, subject in the case of this Agreement to obtaining the applicable Pacific Shareholders' Approval. This Agreement has been, and the Energy Marketing Joint Venture Agreement upon execution and delivery will be, duly and validly executed and delivered by Pacific and, assuming the due authorization, execution and delivery hereof and thereof by Enova, the Company, Newco Enova Sub and Newco Pacific Sub, as the case may be, constitutes or will constitute the valid and binding obligation of Pacific enforceable against it in accordance with its terms.

                    (b)  Non-Contravention.  Except as set forth in
          Section 3.04(b) of the Pacific Disclosure Schedule, the execution and delivery of this Agreement and the Energy Marketing Joint Venture Agreement by Pacific do not, and the consummation of the transactions contemplated hereby or thereby will not (with or without notice or lapse of time or both), violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "VIOLATION") of Pacific or any of its subsidiaries or joint ventures pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Pacific or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Pacific Required Statutory Approvals and the receipt of the Pacific Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Pacific or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 3.04(b) of the Pacific Disclosure Schedule (the "PACIFIC REQUIRED CONSENTS"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Pacific or any of its subsidiaries or joint ventures is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, have a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    (c)  Statutory Approvals.  Except as set forth in
          Section 3.04(c) of the Pacific Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "GOVERNMENTAL AUTHORITY") is necessary for (i) the execution and delivery of this Agreement or the Energy Marketing Joint Venture Agreement by Pacific or the consummation by Pacific of the transactions contemplated hereby or thereby, the failure to obtain, make or give which would have, in the aggregate, a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect, and (ii) the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a material adverse effect on the operations, properties, assets, financial condition or the results of operations of the Company and its prospective subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (collectively, the "PACIFIC REQUIRED STATUTORY APPROVALS", it being understood that references in this Agreement to "obtaining" such Pacific Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

                    (d) Compliance. Except as set forth in Section 3.04(d) of the Pacific Disclosure Schedule or in Section 3.11 of the Pacific Disclosure Schedule, or as disclosed in the Pacific SEC Reports, neither Pacific nor any of its subsidiaries nor, to the knowledge of Pacific, any of its joint ventures, is in violation of or is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate do not, and could not reasonably be expected to, have a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect. Except as set forth in Section 3.04(d) of the Pacific Disclosure Schedule or in Section 3.11 of the Pacific Disclosure Schedule, Pacific and each of its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except those which the failure to obtain would not, in the aggregate, have a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    SECTION 3.05.  Reports and Financial Statements.
          The filings required to be made by Pacific and its subsidiaries under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the California Public Utilities Act, the Power Act, the Natural Gas Act (the "GAS ACT") or the 1935 Act have been filed with the Securities and Exchange Commission (the "SEC"), the California Public Utilities Commission (the "CPUC") or the Federal Energy Regulatory Commission (the "FERC"), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and Pacific has complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Pacific has made available to Enova a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Pacific with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "PACIFIC SEC REPORTS"). As of their respective dates, the Pacific SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Pacific included in the Pacific SEC Reports (collectively, the "PACIFIC FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Pacific as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Articles of Incorporation and Bylaws of Pacific, as in effect on the date hereof, have previously been made available to Enova.

                    SECTION 3.06. Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as set forth in the Pacific SEC Reports or Section 3.06 of the Pacific Disclosure Schedule, from January 1, 1996 through the date hereof each of Pacific and its subsidiaries and joint ventures has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which could reasonably be expected to have, a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    (b) Neither Pacific nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Pacific or reflected in the notes thereto for the year ended December 31, 1995, or which were incurred after December 31, 1995 in the ordinary course of business and would not, in the aggregate, have a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    SECTION 3.07. Litigation. Except as disclosed in the Pacific SEC Reports or as set forth in Section 3.07 of the Pacific Disclosure Schedule or in Section 3.11 of the Pacific Disclosure Schedule, (i) there are as of the date hereof no claims, suits, actions or proceedings, pending or, to the knowledge of Pacific, threatened, nor are there, to the knowledge of Pacific, any investigations or reviews pending or threatened against, relating to or affecting Pacific or any of its subsidiaries or joint ventures, (ii) there have not been any developments since June 30, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Pacific or any of its subsidiaries or joint ventures, which, when taken together with any other nondisclosures described in clauses (i), (ii) or (iii), could reasonably be expected to have a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    SECTION 3.08. Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Pacific for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock in the Mergers (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement in definitive form relating to the meetings of Pacific and Enova shareholders to be held in connection with the Mergers (the "PROXY STATEMENT") will, at the date mailed to shareholders of Pacific and Enova and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder.

                    SECTION 3.09. Tax Matters. "TAXES", as used in this Agreement, means any U.S. federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability. "TAX RETURN", as used in this Agreement, means a report, return or other information required to be supplied to any governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns.

                    (a) Filing of Timely Tax Returns. Except as set forth in Section 3.09(a) of the Pacific Disclosure Schedule, Pacific and each of its subsidiaries have filed (or there has been filed on their behalf) all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

                    (b) Payment of Taxes. Pacific and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                    (c) Tax Reserves. Pacific and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes, all deficiencies in Taxes asserted or proposed against Pacific or its subsidiaries and reserves for deferred income taxes in accordance with GAAP.

                    (d) Tax Liens. There are no Tax liens upon the assets of Pacific or any of its subsidiaries except liens for Taxes not yet due.

                    (e) Withholding Taxes. Pacific and each of its subsidiaries have complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                    (f) Extensions of Time for Filing Tax Returns. Except as set forth in Section 3.09(f) of the Pacific
          Disclosure Schedule, neither Pacific nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                    (g) Waivers of Statute of Limitations. Except as set forth in Section 3.09(g) of the Pacific Disclosure Schedule, neither Pacific nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                    (h) Expiration of Statute of Limitations. Except as set forth in Section 3.09(h) of the Pacific Disclosure Schedule, the statute of limitations for the assessment of all federal income and California franchise Taxes has expired for all related Tax Returns of Pacific and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any such Taxes has been proposed, asserted or assessed against Pacific or any of its subsidiaries that has not been resolved and paid in full.

                    (i) Audit, Administrative and Court Proceedings. Except as set forth in Section 3.09(i) of the Pacific Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Pacific or any of its subsidiaries, and neither Pacific nor any of its subsidiaries has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns.

                    (j)  Powers of Attorney.  Except as set forth in
          Section 3.09(j) of the Pacific Disclosure Schedule, no power of attorney currently in force has been granted by Pacific or any of its subsidiaries concerning any Tax matter.

                    (k) Tax Rulings. Except as set forth in Section 3.09(k) of the Pacific Disclosure Schedule, neither Pacific nor any of its subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date. "TAX RULING", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

                    (l) Availability of Tax Returns. Pacific and its subsidiaries have made available to Enova complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Pacific or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Pacific or any of its subsidiaries and
          (iii) any Closing Agreements entered into by Pacific or any of its subsidiaries with any taxing authority.

                    (m)  Tax Sharing Agreements.  Except as set forth in
          Section 3.09(m) of the Pacific Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among Pacific and any of its subsidiaries.

                    (n) Code Section 341(f). Neither Pacific nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by Pacific or any of its subsidiaries.

                    (o) Code Section 168. No property of Pacific or any of its subsidiaries is property that Pacific or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                    (p) Code Section 481 Adjustments. Except as set forth in Section 3.09(p) of the Pacific Disclosure Schedule and except for adjustments that in the aggregate could not reasonably be expected to have a Pacific Material Adverse Effect, neither Pacific nor any of its subsidiaries is required to include in income any adjustment pursuant to
          Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Pacific or any of its subsidiaries, and to the best of the knowledge of Pacific, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.

                    (q) Code Sections 6661 and 6662. All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for Tax Returns the due date for which was on or before December 31, 1989 and within the meaning of Section 6662 of the Code for Tax Returns the due date for which was after December 31,
          1989) that could reasonably be expected to result in a Pacific Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of Pacific and its subsidiaries in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns the due date for which was on or before to December 31, 1989, and in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns the due date for which was after December 31, 1989.

                    (r) NOLs. As of the date hereof, Pacific and its subsidiaries had net operating loss carryovers available to offset future income as set forth in Section 3.09(r) of the Pacific Disclosure Schedule. Section 3.09(r) of the Pacific Disclosure Schedule sets forth the amount of and year of expiration of each company's net operating loss carryovers.

                    (s) Credit Carryover. As of the date hereof, Pacific and its subsidiaries had tax credit carryovers available to offset future tax liability as set forth in
          Section 3.09(s) of the Pacific Disclosure Schedule. Section 3.09(s) of the Pacific Disclosure Schedule sets forth the amount and year of expiration of each company's tax credit carryovers.

                    (t) Code Section 338 Elections. Except as set forth in Section 3.09(t) of the Pacific Disclosure Schedule, no election under Section 338 of the Code (or any predecessor provision) has been made by or with respect to Pacific or any of its subsidiaries or any of their respective assets or properties.

                    (u) Acquisition Indebtedness. Except as set forth in Section 3.09(u) of the Pacific Disclosure Schedule, no indebtedness of Pacific or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of
          Section 279(b) of the Code.

                    (v) Intercompany Transactions. Except as set forth in Section 3.09(v) of the Pacific Disclosure Schedule, neither Pacific nor any of its subsidiaries has engaged in any intercompany transactions within the meaning of Section 1.1502-13 of the Treasury Regulations for which any income remains unrecognized as of the close of the last taxable year prior to the Closing Date.

                    (w)  Code Section 280G.  Except as set forth in
          Section 3.09(w) of the Pacific Disclosure Schedule, neither Pacific nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                    SECTION 3.10.  Employee Matters; ERISA.

                    (a) Benefit Plans. Section 3.10(a) of the Pacific Disclosure Schedule contains a true and complete list of each material employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by Pacific or any of its subsidiaries for the benefit of employees, former employees or directors and their beneficiaries in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any material employment, consulting, non-compete, severance or change in control agreement (collectively, the "PACIFIC BENEFIT PLANS"). For the purposes of this Section 3.10 only, the term "Pacific" shall be deemed to include predecessors thereof.

                    (b) Contributions. Except as set forth in Section 3.10(b) of the Pacific Disclosure Schedule, all material contributions and other payments required to be made by Pacific or any of its subsidiaries to any Pacific Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Pacific Financial Statements.

                    (c) Qualification; Compliance. Except as set forth in Section 3.10(c) of the Pacific Disclosure Schedule, each of the Pacific Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Pacific, no circumstances exist that are reasonably expected by Pacific to result in the revocation of any such determination. Pacific is in compliance in all material respects with, and each Pacific Benefit Plan is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Pacific Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

                    (d) Liabilities. With respect to the Pacific Benefit Plans individually and in the aggregate, no event has occurred, and, to the best knowledge of Pacific, there exists no condition or set of circumstances that could subject Pacific or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Pacific is a party, which liability, excluding liability for benefit claims or PBGC premiums and funding obligations payable in the ordinary course, could reasonably be expected to have a Pacific Material Adverse Effect.

                    (e) Welfare Plans. Except as set forth in Section 3.10(e) of the Pacific Disclosure Schedule, none of the Pacific Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits other than coverage mandated by applicable law or benefits the full cost of which is borne by the retiree.

                    (f) Documents Made Available. Pacific has made available to Enova a true and correct copy of each collective bargaining agreement to which Pacific or any of its subsidiaries is a party or under which Pacific or any of its subsidiaries has obligations and, with respect to each Pacific Benefit Plan, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan and
          (v) the most recent actuarial report or valuation.

                    (g) Payments Resulting from Mergers. Except as set forth in Section 3.10(g) of the Pacific Disclosure Schedule or specifically provided for herein, neither Pacific nor any of its subsidiaries is a party to any plan, agreement or arrangement pursuant to the terms of which the consummation or announcement of any transaction contemplated by this Agreement will (either alone or in connection with the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Pacific or any of its subsidiaries to any officer, employee, former employee or director thereof or to a trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Pacific Benefit Plan being established or becoming accelerated, or immediately vested or payable.

                    (h) Labor Agreements. As of the date hereof, except as set forth in Section 3.10(h) of the Pacific Disclosure Schedule, neither Pacific nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Pacific, as of the date hereof, except as set forth in Section 3.10(h) of the Pacific Disclosure Schedule, there is no current union representation question involving employees of Pacific or any of its subsidiaries, nor does Pacific know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as set forth in the Pacific SEC Reports or in Section 3.10(h) of the Pacific Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other complaint against Pacific pending, or to the best knowledge of Pacific, threatened, which has or could reasonably be expected to have, a Pacific Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the best knowledge of Pacific, threatened, against or involving Pacific or any of its subsidiaries which has or could reasonably be expected to have a Pacific Material Adverse Effect and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Pacific, threatened, in respect of which any director, officer, employee or agent of Pacific or any of its subsidiaries is or may be entitled to claim indemnification from Pacific pursuant to their respective articles of incorporation or bylaws or as provided in the Indemnification Agreements listed in Section 3.10(h) of the Pacific Disclosure Schedule.

                    SECTION 3.11.  Environmental Protection.

                    (a) Compliance. Except as set forth in the Pacific SEC Reports, except as set forth in Section 3.11(a) of the Pacific Disclosure Schedule and except where the failure to be in compliance could not reasonably be expected to have a Pacific Material Adverse Effect, (i) each of Pacific and its subsidiaries is in compliance with all applicable Environmental Laws and (ii) neither Pacific nor any of its subsidiaries has received any written communication, from any person or Governmental Authority that alleges that Pacific or any of its subsidiaries is not in such compliance with applicable Environmental Laws.

                    (b) Environmental Permits. Except as set forth in the Pacific SEC Reports or as set forth in Section 3.11(b) of the Pacific Disclosure Schedule, each of Pacific and its subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Pacific and its subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permit could not reasonably be expected to have a Pacific Material Adverse Effect.

                    (c) Environmental Claims. Except as set forth in the Pacific SEC Reports or as set forth in Section 3.11(c) of the Pacific Disclosure Schedule, to the best knowledge of Pacific, there is no Environmental Claim pending (i) against Pacific or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Pacific or any of its subsidiaries or joint ventures has retained or assumed contractually or (iii) against any real or personal property or operations which Pacific or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which, if adversely determined, could reasonably be expected to have, in the aggregate, a Pacific Material Adverse Effect.

                    (d) Releases. Except as set forth in the Pacific SEC Reports or as set forth in Section 3.11(c) or Section 3.11(d) of the Pacific Disclosure Schedule, Pacific has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Pacific or any of its subsidiaries or joint ventures, or against any person or entity whose liability for any Environmental Claim Pacific or any of its subsidiaries or joint ventures has retained or assumed contractually, which could reasonably be expected to have, in the aggregate, a Pacific Material Adverse Effect.

                    (e) Predecessors. Except as set forth in the Pacific SEC Reports or as set forth in Section 3.11(e) of the Pacific Disclosure Schedule, Pacific has no knowledge, with respect to any predecessor of Pacific or any subsidiary or joint venture of Pacific, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which could reasonably be expected to have a Pacific Material Adverse Effect.

                    (f) Disclosure. To Pacific's best knowledge, Pacific has disclosed to Enova all material facts which Pacific reasonably believes form the basis of a Pacific Material Adverse Effect arising from (i) the cost of Pacific pollution control equipment currently required or known to be required in the future; (ii) current Pacific remediation costs or Pacific remediation costs known to be required in the future; or (iii) any other environmental matter affecting Pacific.

                    (g) Cost Estimates. To Pacific's best knowledge, no environmental matter set forth in the Pacific SEC Reports or the Pacific Disclosure Schedule could reasonably be expected to exceed the cost estimates provided in the Pacific SEC Reports by an amount that individually or in the aggregate could reasonably be expected to have a Pacific Material Adverse Effect.

                    (h)  Certain Definitions.  As used in this
          Agreement:

                         (i)  "ENVIRONMENTAL CLAIM" means any and all
               written administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Pacific or any of its subsidiaries or joint ventures (for purposes of this Section 3.11), or by Enova or any of its subsidiaries or joint ventures (for purposes of Section 4.11); (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                         (ii) "ENVIRONMENTAL LAWS" means all federal,
               state, local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                         (iii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBS"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Pacific or any of its subsidiaries or joint ventures operates (for purposes of this Section 3.11) or in which Enova or any of its subsidiaries or joint ventures operates (for purposes of Section 4.11).

                         (iv) "RELEASE" means any release, spill,
               emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

                    SECTION 3.12. Regulation as a Utility. Pacific Sub is regulated as a public utility by the State of California and by no other state. Except as set forth in Section 3.12 of the Pacific Disclosure Schedule, neither Pacific nor any "subsidiary company" or "affiliate" of Pacific is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. As used in this Section 3.12 and in
          Section 4.12, the terms "SUBSIDIARY COMPANY" and "AFFILIATE" shall have the respective meanings ascribed to them in the 1935 Act. Pacific is an exempt holding company under Section 3(a)(1) of the 1935 Act. Section 3.12 of the Pacific Disclosure Schedule sets forth each "affiliate" and each "subsidiary company" of Pacific which may be deemed to be a "public utility company" or a "holding company" within the meaning of the 1935 Act.

                    SECTION 3.13. Vote Required. The approval of the Pacific Merger by the affirmative vote of (i) a majority of the votes entitled to be cast by all holders of Pacific Common Stock and (ii) a majority of the votes entitled to be cast by all holders of Pacific Common Stock and Pacific Preferred Stock, voting together as a single class (the "PACIFIC SHAREHOLDERS' APPROVAL"), are the only votes of the holders of any class or series of the capital stock of Pacific required to approve this Agreement, the Mergers and the other transactions contemplated hereby. No vote of shareholders of Pacific is required to approve the Energy Marketing Joint Venture Agreement.

                    SECTION 3.14. Accounting Matters. Neither Pacific nor, to its best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to Articles I and II of this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

                    SECTION 3.15. Opinions of Financial Advisors. Pacific has received the opinion of each of Barr Devlin & Co. Incorporated ("BARR DEVLIN") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH"), dated October 11, 1996, to the effect that, as of such date, the Pacific Ratio is fair from a financial point of view to the holders of Pacific Common Stock.

                    SECTION 3.16.  Insurance.  Except as set forth on
          Section 3.16 of the Pacific Disclosure Schedule, each of Pacific and its subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Pacific and its subsidiaries during such time period. Except as set forth on Schedule 3.16 of the Pacific Disclosure Schedule, neither Pacific nor its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Pacific or its subsidiaries. The insurance policies of Pacific and each of its subsidiaries are valid and enforceable policies in all material respects.

                    SECTION 3.17. Pacific Rights Agreement. Pacific has delivered to Enova a true and complete copy of the Pacific Rights Agreement as in effect on the date hereof. Pacific has taken all necessary action to amend the Pacific Rights Agreement so that neither the execution of this Agreement nor the consummation of the Mergers will (a) cause the Pacific Rights to become exercisable, (b) cause Enova or the Company to become an Acquiring Person (as such term is defined in the Pacific Rights Agreement) or (c) give rise to a Distribution Date, a Stock Acquisition Date, a Section 7(a)(iii) Event or a
          Section 13 Event (as each term is defined in the Pacific Rights Agreement).

                    SECTION 3.18. Brokers. No broker, finder or investment banker (other than Barr Devlin and Merrill Lynch) is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Pacific. Pacific has heretofore furnished to Enova a complete and correct copy of all agreements between Pacific and Merrill Lynch or Barr Devlin pursuant to which such firm would be entitled to any payment relating to the Mergers.

                                    ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF ENOVA

                    Enova represents and warrants to Pacific as follows:

                    SECTION 4.01. Organization and Qualification. Each of Enova and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the operations, properties, assets, financial condition or the results of operations of Enova and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereinafter referred to as a "ENOVA MATERIAL ADVERSE EFFECT") or a Joint Venture Material Adverse Effect.

                    SECTION 4.02. Subsidiaries. Section 4.02 of the Enova Disclosure Schedule sets forth a description as of the date hereof of all subsidiaries and joint ventures of Enova, including the name of each such entity and Enova's interest therein, and, as to each subsidiary or joint venture identified as a "Material Enova Entity" in Section 4.02 of the Enova Disclosure Schedule, a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.02 of the Enova Disclosure Schedule, none of such entities is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public-utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively, or a "public utility" within the meaning of Section 201(e) of the Power Act. Except as set forth in Section 4.02 of the Enova Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Enova are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Enova free and clear of any Encumbrances and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

                    SECTION 4.03.  Capitalization.

                    (a) Enova. The authorized capital stock of Enova consists of 300,000,000 shares of Enova Common Stock and 30,000,000 shares of Preferred Stock, no par value, of Enova ("ENOVA PREFERRED STOCK"). As of the close of business on September 30, 1996, (i) 116,583,358 shares of Enova Common Stock and (ii) no shares of Enova Preferred Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of Enova are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.03(a) of the Enova Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Enova or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Enova or obligating Enova or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

                    (b) Enova Sub. The authorized capital stock of Enova Sub consists of (i) 255,000,000 shares of common stock, no par value, of Enova Sub ("ENOVA SUB COMMON STOCK"), (ii) 1,375,000 shares of preferred stock, par value $20 per share, of Enova Sub (the "ENOVA SUB PAR VALUE $20 PREFERRED STOCK"), and (iii) 10,000,000 shares of preference stock, no par value, of Enova Sub (the "ENOVA SUB NO PAR PREFERENCE STOCK"). As of the close of business on September 30, 1996, there were issued and outstanding (i) 116,583,358 shares of Enova Sub Common Stock, (ii) 1,373,770 shares of Enova Sub Par Value $20 Preferred Stock consisting of 375,000 shares of the 5% Series, 300,000 shares of the 4.50% Series, 325,000 shares of the 4.40% Series and 373,770 shares of the 4.60% Series, 1995, and
          (iii) 3,190,000 shares of Enova Sub No Par Preference Stock consisting of 150,000 shares of the $7.20 Series, 1,400,000 shares of the $1.70 Series, 640,000 shares of the $1.82 Series and 1,000,000 shares of the $1.7625 Series. All of the issued and outstanding shares of the capital stock of Enova Sub are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.03(b) of the Enova Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Enova or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, the capital stock of Enova Sub or obligating Enova or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

                    SECTION 4.04.  Authority; Non-Contravention;
          Statutory Approvals; Compliance.

                    (a) Authority. Enova has all requisite power and authority to enter into this Agreement and the Energy Marketing Joint Venture Agreement and, subject to the applicable Enova Shareholders' Approval and the applicable Enova Required Statutory Approvals, to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Energy Marketing Joint Venture Agreement and the consummation by Enova of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Enova, subject in the case of this Agreement to obtaining of the applicable Enova Shareholders' Approval. This Agreement has been, and the Energy Marketing Joint Venture Agreement upon execution and delivery will be, duly and validly executed and delivered by Enova and, assuming the due authorization, execution and delivery hereof and thereof by Pacific, the Company, Newco Enova Sub and Newco Pacific Sub, as the case may be, constitutes or will constitute the valid and binding obligation of Enova enforceable against it in accordance with its terms.

                    (b)  Non-Contravention.  Except as set forth in
          Section 4.04(b) of the Enova Disclosure Schedule, the execution and delivery of this Agreement and the Energy Marketing Joint Venture Agreement by Enova do not, and the consummation of the transactions contemplated hereby or thereby will not (with or without notice or lapse of time or both), violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in any Violation by Enova or any of its subsidiaries or joint ventures pursuant to any provisions of (i) the articles of incorporation or by-laws or similar governing documents of Enova or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Enova Required Statutory Approvals and the receipt of the Enova Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Enova or any of its subsidiaries or joint ventures or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents set forth in Section 4.04(b) of the Enova Disclosure Schedule (the "ENOVA REQUIRED CONSENTS"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Enova or any of its subsidiaries or joint ventures is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, have a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    (c)  Statutory Approvals.  Except as set forth in
          Section 4.04(c) of the Enova Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for (i) the execution and delivery of this Agreement or the Energy Marketing Joint Venture Agreement by Enova or the consummation by Enova of the transactions contemplated hereby or thereby, the failure to obtain, make or give which would have, in the aggregate, a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect, and
          (ii) the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a material adverse effect on the operations, properties, assets, financial condition or the results of operations of the Company and its prospective subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (collectively, the "ENOVA REQUIRED STATUTORY APPROVALS", it being understood that references in this Agreement to "obtaining" such Enova Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

                    (d) Compliance. Except as set forth in Section 4.04(d) of the Enova Disclosure Schedule or in Section 4.11 of the Enova Disclosure Schedule or as disclosed in the Enova SEC Reports, neither Enova nor any of its subsidiaries nor, to the knowledge of Enova, any of its joint ventures, is in violation of or is under investigation with respect to or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate do not, and could not reasonably be expected to have a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect. Except as set forth in Section 4.04(d) of the Enova Disclosure Schedule or in Section 4.11 of the Enova Disclosure Schedule, Enova and each of its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except those which the failure to obtain would not, in the aggregate, have a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    SECTION 4.05.  Reports and Financial Statements.
          The filings required to be made by Enova and its subsidiaries under the Securities Act, the Exchange Act, the California Public Utilities Act, the Power Act, the Gas Act, the Atomic Energy Act of 1954, as amended (the "ATOMIC ENERGY ACT"), or the 1935 Act have been filed with the SEC, the CPUC, the Nuclear Regulatory Commission (the "NRC") or the FERC, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and Enova has complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Enova has made available to Pacific a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Enova with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "ENOVA SEC REPORTS"). As of their respective dates, the Enova SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Enova included in the Enova SEC Reports (collectively, the "ENOVA FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Enova as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring audit adjustments. True, accurate and complete copies of the Articles of Incorporation and Bylaws of Enova as in effect on the date hereof, are included (or incorporated by reference) in the Enova SEC Reports.

                    SECTION 4.06. Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as set forth in the Enova SEC Reports or Section 4.06 of the Enova Disclosure Schedule, from January 1, 1996 through the date hereof each of Enova and its subsidiaries and joint ventures has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which could reasonably be expected to have, a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    (b) Neither Enova nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Enova or reflected in the notes thereto for the year ended December 31, 1995, or which were incurred after December 31, 1995 in the ordinary course of business and would not, in the aggregate, have a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect.

                    SECTION 4.07. Litigation. Except as disclosed in the Enova SEC Reports or as set forth in Section 4.11 of the Enova Disclosure Schedule or in Section 4.07 of the Enova Disclosure Schedule, (i) there are as of the date hereof no claims, suits, actions or proceedings, pending or, to the knowledge of Enova, threatened, nor are there, to the knowledge of Enova, any investigations or reviews pending or threatened against, relating to or affecting Enova or any of its subsidiaries or joint ventures, (ii) there have not been any developments since June 30, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Enova or any of its subsidiaries or joint ventures, which, when taken together with any other nondisclosures described in clause (i), (ii) or
          (iii), could reasonably be expected to have a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect
          .
                    SECTION 4.08. Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Enova for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders of Pacific and Enova and at the times of the meetings of such shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder.

                    SECTION 4.09.  Tax Matters.

                    (a) Filing of Timely Tax Returns. Enova and each of its subsidiaries have filed (or there has been filed on their behalf) all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

                    (b) Payment of Taxes. Enova and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                    (c) Tax Reserves. Enova and its subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes, all deficiencies in Taxes asserted or proposed against Enova or its subsidiaries and reserves for deferred income taxes in accordance with GAAP.

                    (d) Tax Liens. There are no Tax liens upon the assets of Enova or any of its subsidiaries except liens for Taxes not yet due.

                    (e) Withholding Taxes. Enova and each of its subsidiaries have complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                    (f) Extensions of Time for Filing Tax Returns. Except as set forth in Section 4.09(f) of the Enova Disclosure Schedule, neither Enova nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                    (g) Waivers of Statute of Limitations. Except as set forth in Section 4.09(g) of the Enova Disclosure Schedule, neither Enova nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                    (h) Expiration of Statute of Limitations. Except as set forth in Section 4.09(h) of the Enova Disclosure Schedule, the statute of limitations for the assessment of all federal income and California franchise Taxes has expired for all related Tax Returns of Enova and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any such Taxes has been proposed, asserted or assessed against Enova or any of its subsidiaries that has not been resolved and paid in full.

                    (i) Audit, Administrative and Court Proceedings. Except as set forth in Section 4.09(i) of the Enova Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Enova or any of its subsidiaries, and neither Enova nor any of its subsidiaries has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns.

                    (j)  Powers of Attorney.  Except as set forth in
          Section 4.09(j) of the Enova Disclosure Schedule, no power of attorney currently in force has been granted by Enova or any of its subsidiaries concerning any Tax matter.

                    (k) Tax Rulings. Except as set forth in Section 4.09(k) of the Enova Disclosure Schedule, neither Enova nor any of its subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

                    (l) Availability of Tax Returns. Enova and its subsidiaries have made available to Pacific complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Enova or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Enova or any of its subsidiaries and
          (iii) any Closing Agreements entered into by Enova or any of its subsidiaries with any taxing authority.

                    (m)  Tax Sharing Agreements.  Except as set forth in
          Section 4.09(m) of the Enova Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among Enova and any of its subsidiaries.

                    (n) Code Section 341(f). Neither Enova nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by Enova or any of its subsidiaries.

                    (o) Code Section 168. No property of Enova or any of its subsidiaries is property that Enova or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                    (p) Code Section 481 Adjustments. Other than adjustments that in the aggregate could not reasonably be expected to have a Enova Material Adverse Effect, neither Enova nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Enova or any of its subsidiaries, and to the best of the knowledge of Enova, the IRS has not proposed any such adjustment or change in accounting method.

                    (q) Code Sections 6661 and 6662. All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for Tax Returns the due date for which was on or before December 31, 1989, and within the meaning of Section 6662 of the Code for Tax Returns the due date for which was after December 31,
          1989) that could reasonably be expected to result in a Enova Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of Enova and its subsidiaries in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns the due date for which was on or before December 31, 1989, and in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns the due date for which was after December 31, 1989.

                    (r) NOLs. As of the date hereof, Enova and its subsidiaries had net operating loss carryovers available to offset future income as set forth in Section 4.09(r) of the Enova Disclosure Schedule. Section 4.09(r) of the Enova Disclosure Schedule sets forth the amount of and year of expiration of each company's net operating loss carryovers.

                    (s) Credit Carryover. As of the date hereof, Enova and its subsidiaries had tax credit carryovers available to offset future tax liability as set forth in Section 4.09(s) of the Enova Disclosure Schedule. Section 4.09(s) of the Enova Disclosure Schedule sets forth the amount and year of expiration of each company's tax credit carryovers.

                    (t) Code Section 338 Elections. Except as set forth in Section 4.09(t) of the Enova Disclosure Schedule, no election under Section 338 of the Code (or any predecessor provision) has been made by or with respect to Enova or any of its subsidiaries or any of their respective assets or properties.

                    (u) Acquisition Indebtedness. Except as set forth in Section 4.09(u) of the Enova Disclosure Schedule, no indebtedness of Enova or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

                    (v) Intercompany Transactions. Except as set forth in Section 4.09(v) of the Enova Disclosure Schedule, neither Enova nor any of its subsidiaries has engaged in any intercompany transactions within the meaning of Section 1.1502-13 of the Treasury Regulations for which any income remains unrecognized as of the close of the last taxable year prior to the Closing Date.

                    (w)  Code Section 280G.  Except as set forth in
          Section 4.09(w) of the Enova Disclosure Schedule, neither Enova nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of the Section 280G of the Code.

                    SECTION 4.10.  Employee Matters; ERISA.

                    (a) Benefit Plans. Section 4.10(a) of the Enova Disclosure Schedule contains a true and complete list of each material employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by Enova or any of its subsidiaries for the benefit of employees, former employees or directors and their beneficiaries in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
          Section 3(3) of ERISA and any material employment, consulting, non-compete, severance or change in control agreement (collectively, the "ENOVA BENEFIT PLANS"). For the purposes of this Section 4.10, the term "Enova" shall be deemed to include predecessors thereof.

                    (b) Contributions. Except as set forth in Section 4.10(b) of the Enova Disclosure Schedule, all material contributions and other payments required to be made by Enova or any of its subsidiaries to any Enova Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Enova Financial Statements.

                    (c) Qualification; Compliance. Each of the Enova Benefit Plans intended to be "qualified" within the meaning of
          Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Enova, no circumstances exist that are reasonably expected by Enova to result in the revocation of any such determination. Enova is in compliance in all material respects with, and each Enova Benefit Plan is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Enova Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other income tax benefits complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

                    (d) Liabilities. With respect to the Enova Benefit Plans individually and in the aggregate, no event has occurred, and, to the best knowledge of Enova, there exists no condition or set of circumstances that could subject Enova or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Enova is a party, which liability, excluding liability for benefit claims, PBGC premiums and funding obligations payable in the ordinary course could reasonably be expected to have a Enova Material Adverse Effect.

                    (e) Welfare Plans. Except as set forth in Section 4.10(e) of the Enova Disclosure Schedule, none of the Enova Benefit Plans that are "welfare plans", within the meaning of
          Section 3(1) of ERISA, provides for any retiree benefits other than coverage mandated by applicable law or benefits the full cost of which is borne by the retiree.

                    (f) Documents Made Available. Enova has made available to Pacific a true and correct copy of each collective bargaining agreement to which Enova or any of its subsidiaries is a party or under which Enova or any of its subsidiaries has obligations, and with respect to each Enova Benefit Plan, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, and
          (v) the most recent actuarial report or valuation.

                    (g) Payments Resulting from Mergers. Except as set forth in Section 4.10(g) of the Enova Disclosure Schedule or specifically provided for herein, neither Enova nor any of its subsidiaries is a party to any plan, agreement or arrangement pursuant to the terms of which the consummation or announcement of any transaction contemplated by this Agreement will (either alone or in connection with the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Enova or any of its subsidiaries to any officer, employee, former employee or director thereof or to a trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Enova Benefit Plan being established or becoming accelerated, or immediately vested or payable.

                    (h) Labor Agreements. As of the date hereof, except as set forth in Section 4.10(h) of the Enova Disclosure Schedule, neither Enova nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Enova, as of the date hereof, there is no current union representation question involving employees of Enova or any of its subsidiaries, nor does Enova know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as set forth in the Enova SEC Reports or in Section 4.10(h) of the Enova Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other complaint against Enova pending, or to the best knowledge of Enova, threatened, which has or could reasonably be expected to have a Enova Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the best knowledge of Enova, threatened, against or involving Enova or any of its subsidiaries which has or could reasonably be expected to have, a Enova Material Adverse Effect and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Enova, threatened, in respect of which any director, officer, employee or agent of Enova or any of its subsidiaries is or may be entitled to claim indemnification from Enova pursuant to their respective articles of incorporation or by-laws or as provided in the Indemnification Agreements listed in Section 4.10(h) of the Enova Disclosure Schedule.

                    SECTION 4.11.  Environmental Protection.

                    (a) Compliance. Except as set forth in the Enova SEC Reports, except as set forth in Section 4.11(a) of the Enova Disclosure Schedule and except where the failure to be in compliance could not reasonably be expected to have a Enova Material Adverse Effect, (i) each of Enova and its subsidiaries is in compliance with all applicable Environmental Laws, and (ii) neither Enova nor any of its subsidiaries has received any written communication from any person or Governmental Authority that alleges that Enova or any of its subsidiaries is not in such compliance with applicable Environmental Laws.

                    (b) Environmental Permits. Except as set forth in the Enova SEC Reports or as set forth in Section 4.11(b) of the Enova Disclosure Schedule, each of Enova and its subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Enova and its subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with the Environmental Permit could not reasonably be expected to have a Enova Material Adverse Effect.

                    (c) Environmental Claims. Except as set forth in the Enova SEC Reports or as set forth in Section 4.11(c) of the Enova Disclosure Schedule, to the best knowledge of Enova, there is no Environmental Claim pending (i) against Enova or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Enova or any of its subsidiaries or joint ventures has retained or assumed contractually, or (iii) against any real or personal property or operations which Enova or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which if adversely determined, could reasonably be expected to have in the aggregate a Enova Material Adverse Effect.

                    (d) Releases. Except as set forth in the Enova SEC Reports or as set forth in Section 4.11(c) or Section 4.11(d) of the Enova Disclosure Schedule, Enova has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Enova or any of its subsidiaries or joint ventures, or against any person or entity whose liability for any Environmental Claim Enova or any of its subsidiaries or joint ventures has retained or assumed contractually, which could reasonably be expected to have, in the aggregate, a Enova Material Adverse Effect.

                    (e) Predecessors. Except as set forth in the Enova SEC Reports or as set forth in Section 4.11(e) of the Enova Disclosure Schedule, Enova has no knowledge, with respect to any predecessor of Enova or any subsidiary or joint venture of Enova, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which could reasonably be expected to have a Enova Material Adverse Effect.

                    (f) Disclosure. To Enova's best knowledge, Enova has disclosed to Pacific all material facts which Enova reasonably believes form the basis of a Enova Material Adverse Effect arising from (i) the cost of Enova pollution control equipment currently required or known to be required in the future; (ii) current Enova remediation costs or Enova remediation costs known to be required in the future; or (iii) any other environmental matter affecting Enova.

                    (g) Cost Estimates. To Enova's best knowledge, no environmental matter set forth in the Enova SEC Reports or the Enova Disclosure Schedule could be reasonably expected to exceed the cost estimates provided in the Enova SEC Reports by an amount that individually or in the aggregate could reasonably be expected to have a Enova Material Adverse Effect.

                    SECTION 4.12. Regulation as a Utility. Enova Sub is regulated as a public utility by the State of California and by no other state. Except as set forth in Section 4.12 of the Enova Disclosure Schedule, neither Enova nor any "subsidiary company" or "affiliate" of Enova is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Enova is an exempt holding company under Section 3(a)(1) of the 1935 Act. Section 4.12 of the Enova Disclosure Schedule sets forth each "affiliate" and each "subsidiary company" of Enova which may be deemed to be a "public utility company" or a "holding company" within the meaning of the 1935 Act.

                    SECTION 4.13. Nuclear Operations. Except as set forth in Section 4.13 of the Enova Disclosure Schedule, to the best knowledge of Enova, the operations of the San Onofre Nuclear Generating Stations ("SONGS") are and have at all times been conducted in material compliance with applicable health, safety, regulatory and other legal requirements. To the best knowledge of Enova, SONGS maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and liability insurance to the extent required by law, which is consistent with Enova's view of the risks inherent in the operation of a nuclear power facility. To the best knowledge of Enova, plans for the decommissioning of each of the SONGS facilities and for the short-term storage of spent nuclear fuel conform with the requirements of applicable regulatory or other legal requirement, and such plans have at all times been funded to the extent required by law, which is consistent with Enova's reasonable budget projections for such plans.

                    SECTION 4.14. Vote Required. The approval of the Enova Merger by the affirmative vote of a majority of the votes entitled to be cast by all holders of Enova Common Stock (the "ENOVA SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of Enova required to approve this Agreement, the Mergers and the other transactions contemplated hereby. No vote of shareholders of Enova is required to approve the Energy Marketing Joint Venture Agreement.

                    SECTION 4.15. Accounting Matters. Neither Enova nor, to its best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to Articles I and II of this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

                    SECTION 4.16. Opinion of Financial Advisor. Enova has received the opinion of Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), dated October 12, 1996, to the effect that, as of such date the Enova Exchange Ratio is fair to the holders of Enova Common Stock.

                    SECTION 4.17.  Insurance.  Except as set forth on
          Section 4.17 of the Enova Disclosure Schedule, each of Enova and its subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Enova and its subsidiaries during such time period. Except as set forth on Schedule 4.17 of the Enova Disclosure Schedule, neither Enova nor its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Enova or its subsidiaries. The insurance policies of Enova and each of its subsidiaries are valid and enforceable policies in all material respects.

                    SECTION 4.18. Ownership of Pacific Common Stock. Enova does not "beneficially own" (as such term is defined in the Pacific Rights Agreement) any shares of Pacific Common Stock.

                    SECTION 4.19. Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Enova. Enova has heretofore furnished to Pacific a complete and correct copy of all agreements between Enova and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the Mergers.

                    SECTION 4.20.  Tax-Exempt Status.  Except as
          described in Section 4.20(a) of the Enova Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not jeopardize the tax-exempt status of the outstanding revenue bonds of Enova or its subsidiaries used to finance electric facilities under Section 142(a) of the Code or under Section 103(b)(4)(E) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986 (the "BONDS"). Except as described in Section 4.20(b) of the Enova Disclosure Schedule, the execution and delivery of the Energy Marketing Joint Venture Agreement and the consummation of the transactions contemplated thereby will not jeopardize the tax-exempt status of the Bonds. As of the date hereof, except as set forth in
          Section 4.20(c) of the Enova Disclosure Schedule, Enova is not aware of any pending or enacted law, rule, regulation, administrative order or court decision that upon its implementation would jeopardize such tax-exempt status.

                                     ARTICLE V

                      CONDUCT OF BUSINESS PENDING THE MERGERS

                    SECTION 5.01.  Conduct of Business Pending the
          Mergers.    Pacific and Enova have each determined to enter
          into the transactions contemplated hereby in order to compete as aggressively as possible in the rapidly evolving energy marketplace. Consistent with their mutual objectives Pacific and Enova each intend to pursue, jointly or independently, strategic opportunities that may arise between the date of this Agreement and the Effective Time in accordance with the terms of this Article V. Consistent with the foregoing, but for the purpose of assuring that strategic opportunities are pursued that are consistent with each party's objectives, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, Pacific and Enova each agrees as to itself and its subsidiaries, except (x) as expressly contemplated or permitted in this Agreement or the Energy Marketing Joint Venture Agreement, (y) to the extent required by rule, regulation statute or other law in connection with California Assembly Bill 1890 (Public
          Utilities: electrical restructuring) or in connection with the CPUC and the FERC industry restructuring proceedings, and
          (z) to the extent the other parties hereto shall otherwise consent in writing, to the following:

                    (a) Ordinary Course of Business. Each party hereto shall, and shall cause its respective subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 5.01(a) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of Pacific, to Pacific and its subsidiaries taken as a whole, and in the case of Enova, to Enova and its subsidiaries taken as a whole.

                    (b) Dividends. No party shall, nor shall any party permit any of its subsidiaries to (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any series of Pacific Preferred Stock, Pacific Sub Preferred Stock, Enova Sub Preferred Stock or Califia Company preferred stock in accordance with the respective terms thereof, regular quarterly dividends on Pacific Common Stock with usual record and payment dates not during any fiscal year in excess of 110% of the dividends for the prior fiscal year and regular quarterly dividends on Enova Common Stock with usual record and payment dates not during any fiscal year in excess of 110% of the dividends for the prior fiscal year;
          (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as otherwise provided in this Section 5.01; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the respective terms of any series of Pacific Preferred Stock, Pacific Sub Preferred Stock or Enova Sub Preferred Stock, (B) in connection with refunding of Pacific Preferred Stock, Pacific Sub Preferred Stock or Enova Sub Preferred Stock with preferred stock or debt at a lower cost of funds or in connection with intercompany purchases of capital stock, (C) in connection with employee benefit plans, (D) by Pacific, subject to paragraph (l) below, the repurchase of up to 4,250,000 shares of Pacific Common Stock and the expenditure of up to $50,000,000 for the redemption, repurchase or other acquisition of shares of Pacific Preferred Stock and Pacific Sub Preferred Stock and (E) by Enova, subject to paragraph (1) below, the repurchase of up to 4,250,000 shares of Enova Common Stock and the expenditure of up to $50,000,000 for the redemption, repurchase or other acquisition of shares of Enova Sub Preferred Stock or Califia preferred stock. The last record date of each of Pacific and Enova on or prior to the Effective Time which relates to a regular quarterly dividend on Pacific Common Stock or Enova Common Stock, as the case may be, shall be the same date and be other than the Effective Time.

                    (c) Issuance of Securities. No party shall, nor shall any party permit any of its subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than: (i) intercompany issuances of capital stock, (ii) issuances in connection with transactions contemplated by paragraph (e) or paragraph (h) below, (iii) in the case of Pacific and its subsidiaries (x) of Pacific Rights issued pursuant to the Pacific Rights Agreement in form and substance reasonably satisfactory to Enova, provided that the Pacific Rights Agreement will be amended to provide that the consummation of the transactions contemplated by this Agreement will not result in the triggering of any rights or entitlements of Pacific shareholders under such Pacific Rights Agreement; (y) in connection with refunding existing Pacific Preferred Stock and Pacific Sub Preferred Stock (or Pacific Preferred Stock and Pacific Sub Preferred Stock retired after January 1, 1996 and prior to the date hereof and not subsequently refunded) with preferred stock or preference stock or debt at a lower cost of funds; and (z) subject to
          Section 5.01(i), shares of Pacific Common Stock to be issued pursuant to employee benefit plants, stock option and other incentive compensation plans, director plans and stock purchase and dividend reinvestment plans; (iv) in the case of Enova and its subsidiaries (x) in connection with refunding of existing Enova Sub Preferred Stock (or Enova Sub Preferred Stock retired after January 1, 1996 and prior to the date hereof and not subsequently refunded) with preferred stock or debt at a lower cost of funds; (y) subject to Section 5.01(i), shares of Enova Common Stock pursuant to employee benefit plans, stock option and other incentive compensation plans, director plans and stock purchase and dividend reinvestment plans or (z) rights issued pursuant to a shareholders rights plan of Enova (if the provisions of such rights plan comport with terms analogous to those of Section 3.17 (substituting Pacific for Enova therein) and are customary for shareholder rights plans); and (v) the issuance of capital stock under the Pacific Rights Agreement if required by the respective terms thereof. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this Section 5.01(c), subject to obtaining customary indemnities.

                    (d)  Charter Documents.  Except as set forth in
          Section 5.01(d) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule, no party shall amend or propose to amend its respective articles of incorporation or by-laws, except as contemplated herein.

                    (e)  No Acquisitions.  Except as set forth in
          Section 5.01(e) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule, and except for acquisitions by a party and its subsidiaries of less than $10 million in any transaction or series of related transactions, no party shall, nor shall any party permit any of its subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire a material amount of assets, other than in the ordinary course of business consistent with past practice.

                    (f) Capital Expenditures (including Emission Allowances). Except as set forth in Section 5.01(f) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule or as required by law, no party shall, nor shall any party permit any of its subsidiaries to, (i) make capital expenditures in excess of $20 million over the amount budgeted by such party for capital expenditures on the date hereof (as reflected on the capital expenditure budgets previously provided by such party to the other) through the Effective Time or (ii) enter into written commitments with respect to sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990, in excess of $100,000.

                    (g)  No Dispositions.  Except (i) as set forth in
          Section 5.01(g) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule and (ii) for dispositions by a party and its affiliates of less than $10 million in any transaction or series of related transactions, no party shall, nor shall any party permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than dispositions in the ordinary course of their business consistent with past practice.

                    (h)  Indebtedness.  Except (i) as set forth in
          Section 5.01(h) of the Basalt Disclosure Schedule or the Granite Disclosure Schedule, (ii) as contemplated by this Agreement, (iii) as budgeted by Enova Financial, Inc. on the date hereof through December 31, 1997 or (iv) as required by any order, law or regulation of any Governmental Authority, no party shall, nor shall any party permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) other than
          (u) guarantees in favor of wholly owned subsidiaries of Pacific or Enova in connection with the conduct of the business of such wholly owned subsidiaries; (v) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities); (w) long-term indebtedness not aggregating more than $100,000,000 in the case of either party and its subsidiaries; (x) in connection with the refunding of Pacific Preferred Stock, Pacific Sub Preferred Stock or Enova Sub Preferred Stock as permitted in
          Section 5.01(b); (y) in connection with the refunding of existing indebtedness at maturity or at a lower cost of funds or indebtedness retired after January 1, 1996 and prior to the date hereof and not subsequently refunded; or (z) refinancing of industrial development bonds for which Enova is unable to obtain an opinion of outside counsel as to the continuing tax-exempt status of such industrial development bonds.

                    (i) Compensation, Benefits. Except (i) as set forth in Section 5.01(i) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule, (ii) as may be required by applicable law or (iii) as expressly contemplated by this Agreement, no party shall, nor shall any party permit any of its subsidiaries to, (A) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable, or grant any discretionary awards or benefits, under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except for normal promotion and compensation increases, hiring and discretionary award grants in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its subsidiaries or (B) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer other than in the ordinary course of business consistent with past practice.

                    (j) 1935 Act. No party shall, nor shall any party permit any of its subsidiaries, except as required or contemplated by this Agreement, to engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would impair the ability of Pacific or Enova, respectively, to claim an exemption as of right under Rule 2 of the 1935 Act prior to the Mergers, or that would impair the ability of the Company to claim an exemption as of right under Rule 2 of the 1935 Act following the Mergers, other than the application to the SEC under the 1935 Act contemplated by this Agreement for approval to the extent required of the transactions contemplated hereby.

                    (k) Accounting. No party shall, nor shall any party permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

                    (l) Pooling. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent the Company from accounting for the transactions to be effected pursuant to Articles I and II of this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

                    (m) Tax-Free Status. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Mergers as tax-free transactions (except as to dissenters' rights and fractional shares) under Sections 351 of the Code.

                    (n)  Affiliate Transactions.  Except as set forth in
          Section 5.01(n) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule and except with respect to agreements or arrangements entered into between a party and its wholly owned subsidiaries or between wholly owned subsidiaries of a party (it being agreed that, for purposes of this Section 5.01(n), Pacific Sub shall be deemed to be a wholly owned subsidiary of Pacific and Enova Sub shall be deemed to be a wholly owned subsidiary of Enova), no party shall, nor shall any party permit any of its subsidiaries to, enter into any agreement or arrangement with any of their respective affiliates on terms to such party or its subsidiaries materially less favorable than could reasonably be expected to have been obtained with an unaffiliated third party on an arm's length basis.

                    (o) Cooperation, Notification. Each party shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations (including, without limitation, the status of the matters set forth in Section 5.01(e) of the Pacific Disclosure Schedule and the Enova Disclosure Schedule); (ii) promptly notify the other party of any significant changes in its properties, assets, financial condition or results of operations; (iii) advise the other party of any change or event which has had or, could reasonably be expected to result in, a Pacific Material Adverse Effect or a Enova Material Adverse Effect, as the case may be, or a Joint Venture Material Adverse Effect; and (iv) promptly provide the other party with copies of all material filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

                    (p)  Regulatory Matters.  Except as set forth in
          Section 5.01(p) of the Pacific Disclosure Schedule or the Enova Disclosure Schedule, except with regard to those specific geographic regions where the parties provide overlapping service, and except for filings contemplated by the applications filed in FERC Docket Nos. EC96-19-000, EL96-48-000 and ER96-1663-000 and CPUC A.96-06-029, each party shall, and shall cause its subsidiaries to, discuss with the other party any material changes in its or its subsidiaries' material rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with the other party prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto.

                    (q) Third-Party Consents. Pacific shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Pacific Required Consents. Pacific shall promptly notify Enova of any failure or prospective failure to obtain any such consents and, if requested by Enova, shall provide copies of all Pacific Required Consents obtained by Pacific to Enova. Enova shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Enova Required Consents. Enova shall promptly notify Pacific of any failure or prospective failure to obtain any such consents and, if requested by Pacific, shall provide copies of all Enova Required Consents obtained by Enova to Pacific.

                    (r) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

                    (s) Company Actions. Enova and Pacific shall cause the Company to take only those actions, from the date hereof until the Effective Time, that are required or contemplated by this Agreement to be so taken by the Company, including, without limitation, the declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority, as set forth in Section 3.04(b) of the Pacific Disclosure Schedule, Section 3.04(c) of the Pacific Disclosure Schedule, Section 4.04(b) of the Enova Disclosure Schedule and Section 4.04(c) of the Enova Disclosure Schedule.

                    SECTION 5.02. Transition and Strategic Opportunity Committees. (a) Transition Committee. A committee comprised of Stephen L. Baum, President and Chief Executive Officer of Enova, Donald E. Felsinger, President and Chief Executive Officer of Enova Sub, Richard D. Farman, President and Chief Operating Officer of Pacific, and Warren Mitchell, President of Pacific Sub (the "TRANSITION COMMITTEE") has been established as of the date of this Agreement to examine various alternatives regarding the manner in which to best organize, manage and integrate the business of the Company after the Effective Time. Stephen L. Baum, the President and Chief Executive Officer of Enova, shall chair the Transition Committee and coordinate the day-to-day activities of the Transition Committee with the concurrence of Richard D. Farman, the President and Chief Operating Officer of Pacific. From time to time, the Transition Committee shall report its findings to the Board of Directors of each of Pacific and Enova. After the date that each of the Pacific Shareholders' Approval and the Enova Shareholders' Approval has been obtained and prior to the Effective Time, Richard D. Farman, President and Chief Operating Officer of Pacific, shall attend meetings of Enova's Board of Directors and Stephen L. Baum, President and Chief Executive Officer of Enova, shall attend meetings of Pacific's Board of Directors as they deem appropriate in consultation with each other and to the extent permitted by applicable law.

                    (b) Strategic Opportunity Committee. A committee comprised of Willis B. Wood, Jr., the Chairman and Chief Executive Officer of Pacific, Richard D. Farman, the President and Chief Operating Officer of Pacific, Stephen L. Baum, the President and Chief Executive Officer of Enova, and Donald E. Felsinger, the Chief Executive Officer of Enova Sub, (the "STRATEGIC OPPORTUNITY COMMITTEE") also has been established to facilitate the parties' ability to pursue strategic opportunities that would otherwise violate Sections 5.01 (a),
          (c), (e), (f), (g), (h) or (k) (a "NEW OPPORTUNITY") in a manner consistent with both the objectives of this Agreement and the parties' desires to compete as aggressively as possible in the rapidly evolving energy marketplace. If the Strategic Opportunity Committee unanimously approves the pursuit of a New Opportunity by Pacific or Enova or the two parties acting jointly (no member of the Strategic Opportunity Committee to unreasonably withhold such approval), then the pursuit of such New Opportunity shall not be deemed a breach of such party's or parties' obligations under Section 5.01. The approval of the pursuit of a New Opportunity by the Strategic Opportunity Committee as provided herein shall be evidenced in writing.

                                    ARTICLE VI

                               ADDITIONAL AGREEMENTS

                    SECTION 6.01.  Access to Information;
          Confidentiality. (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Pacific and Enova each shall (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other (collectively, "REPRESENTATIVES"), reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Pacific and Enova each shall (and shall cause each of their subsidiaries to) furnish promptly to the other (i) all information concerning its business, properties, directors, subsidiaries, officers, shareholders, personnel and such other matters as such other party may reasonably request and (ii) a copy of each material report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of the FERC or the CPUC and a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the Department of Justice, the Federal Trade Commission, the NRC, or any other federal, state or local regulatory agency or commission, and each party shall make available to the other party the appropriate individuals (including attorneys, accountants and other professionals) for discussion of such party's business, properties, tax situation and personnel as the other party may reasonably request.

                    (b)  Each party shall, and shall cause its
          subsidiaries and Representatives to, keep such information confidential in accordance with the terms of the Confidentiality Agreement, dated April 4, 1996, between Pacific and Enova (the "CONFIDENTIALITY AGREEMENT").

                    SECTION 6.02.  Registration Statement; Joint Proxy
          Statement.

                    (a) Preparation and Filing. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "JOINT PROXY/REGISTRATION STATEMENT"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Mergers, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use their best efforts to cause the shares of Company Common Stock issuable in the Mergers to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

                    (b) Amendments and Supplements. No amendment or supplement to the Proxy Statement or the Registration Statement will be made without the approval of all parties. Each party will advise the others, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension, if applicable, of the qualification of such party's common stock for sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                    (c) Letter of Enova's Accountants. Enova shall use best efforts to cause to be delivered to the Company, Pacific, Newco Enova Sub and Newco Pacific Sub a letter of Deloitte Touche LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to the Company, Pacific, Newco Enova Sub and Newco Pacific Sub, in form and substance reasonably satisfactory to the Company and Pacific and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

                    (d) Letter of Pacific's Accountants. Pacific shall use best efforts to cause to be delivered to the Company, Enova, Newco Enova Sub and Newco Pacific Sub a letter of Deloitte Touche LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to the Company, Enova, Newco Enova Sub and Newco Pacific Sub in form and substance satisfactory to the Company and Enova and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

                    SECTION 6.03.  Regulatory Matters.

                    (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

                    (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to (i) consummate the transactions contemplated by this Agreement, including, without limitation, the Enova Required Statutory Approvals and the Pacific Required Statutory Approvals; and
          (ii) allow the Energy Marketing Joint Venture and, at and after the Effective Time, the Company's subsidiaries, to market and sell electricity and natural gas and related products and services as contemplated by the Summary of Terms attached as Exhibit A or, after the execution thereof, the Energy Marketing Joint Venture Agreement (the "ENERGY MARKETING REQUIRED STATUTORY APPROVALS"), such commercially reasonable efforts to include, in the case of Pacific, the filing of a notice of cancellation of any rate schedule or tariffs applicable to sales of electricity by Pacific, or by any affiliate of Pacific, that are subject to the jurisdiction of the FERC under the Power Act, provided that such notice of cancellation shall be filed concurrently with, and the cancellation requested therein shall be subject to the grant of, the request for approval of the Energy Marketing Required Statutory Approvals. Enova shall have the right to review and approve in advance all characterizations of the information relating to Enova, on the one hand, and Pacific shall have the right to review and approve in advance all characterizations of the information relating to Pacific, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Mergers. Enova and Pacific agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of Governmental Authorities. Pacific and Enova shall jointly assist the Company in its efforts to obtain any necessary approvals from any Governmental Authority.

                    SECTION 6.04.  Shareholder Approvals.

                    (a) Approval of Pacific Shareholders. Subject to the terms of Section 6.04(d), Pacific shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary duly to call, give notice of, convene and hold a special meeting of its shareholders (the "PACIFIC SPECIAL MEETING") for the purpose of securing the Pacific Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable Federal and state law and with its articles of incorporation and by-laws, (iii) subject to the fiduciary duties of its board of directors, recommend to its shareholders the approval of the Pacific Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Enova with respect to each of the foregoing matters.

                    (b) Approval of Enova Shareholders. Subject to the terms of Section 6.04(d), Enova shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "ENOVA SPECIAL MEETING" and, together with the Pacific Special Meeting, the "SPECIAL MEETING") for the purpose of securing the Enova Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable Federal and state law and its articles of incorporation, (iii) subject to the fiduciary duties of the board of directors of Enova, recommend to its shareholders the approval of the Enova Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Pacific with respect to each of the foregoing matters.

                    (c) Meeting Dates. Pacific and Enova shall use their reasonable best efforts to hold the Special Meetings on the same date and at the same time on such date.

                    (d) Fairness Opinions. It shall be a condition to Pacific's obligation to distribute the Joint Proxy/Registration Statement to its shareholders and to hold the Pacific Special Meeting that the opinions of Barr Devlin and Merrill Lynch referred to in Section 3.15 shall have been reaffirmed as of the date of the Joint Proxy/Registration Statement and shall not have been withdrawn on or prior to the date of the Pacific Special Meeting. It shall be a condition to Enova's obligation to distribute the Joint Proxy/Registration Statement to its shareholders and to hold the Enova Special Meeting that the opinion of Morgan Stanley referred to in Section 4.16 shall have been reaffirmed as of the date of the Joint Proxy/Registration Statement and shall not have been withdrawn on or prior to the date of the Enova Special Meeting.

                    SECTION 6.05.  Directors' and Officers' Indemnification.

                    (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of any of the parties hereto or any of their subsidiaries (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including reasonable attorney's fees), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time (whether or not asserted or claimed prior to, at or after the Effective
          Time) that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of such party or based on or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by California Law (which consent shall not be unreasonably withheld), (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under California law and the Company's Articles of Incorporation or By-Laws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

                    (b) Insurance. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Pacific and Enova; provided, however, that in no event shall the Company be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Enova and Pacific for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                    (c) Successors. Neither the Company nor any of its successors or assigns shall (i) consolidate with or merge into any other person so as not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person unless, in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.05.

                    (d) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors or officers of Pacific, Enova and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective Articles of Incorporation or By-laws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time.

                    (e) Indemnification Agreements. Enova, Pacific and the Company shall honor and fulfill in all respects the obligations of Enova and Pacific pursuant to indemnification agreements with Enova's and Pacific's officers and directors existing at the Effective Time.

                    SECTION 6.06. Disclosure Schedules. On or before the date hereof, (i) Pacific shall deliver to Enova a schedule (the "PACIFIC DISCLOSURE SCHEDULE"), which shall be accompanied by a certificate signed by the chief financial officer of Pacific stating the Disclosure Schedule is being delivered pursuant to this Section 6.06(i) and (ii) Enova shall deliver to Pacific a schedule (the "ENOVA DISCLOSURE SCHEDULE"), which shall be accompanied by a certificate signed by the chief financial officer of Enova stating the Enova Disclosure Schedule is being delivered pursuant to this
          Section 6.06(ii). The Pacific Disclosure Schedule and the Enova Disclosure Schedule are collectively referred to herein as the "DISCLOSURE SCHEDULES". The Disclosure Schedules, when so delivered, shall be deemed to constitute an integral part of this Agreement and to modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules delivered on or before the date hereof shall be deemed to have been made on and as of the date hereof. From time to time prior to the Closing, the parties shall promptly supplement or amend the Disclosure Schedules with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in
          Section 7.02(b) or Section 7.03(b).

                    SECTION 6.07. Public Announcements. Subject to each party's disclosure obligations imposed by law, Enova and Pacific will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such public announcement or statement without the consent of the other party (which consent shall not be unreasonably withheld).

                    SECTION 6.08. Rule 145 Affiliates. Pacific shall identify in a letter to Enova, and Enova shall identify in a letter to Pacific, all persons who are, at the Closing Date, "affiliates" of Pacific and Enova, respectively, as such term is used in Rule 145 under the Securities Act. Pacific and Enova shall use their respective best efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 6.08 (each, an "AFFILIATE AGREEMENT").

                    SECTION 6.09.  Employee Agreements and Workforce
          Matters.

                    (a)  Certain Employee Agreements.  Subject to
          Section 6.10 and Section 6.15, the Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

                    (b) Workforce Matters. Subject to the terms of any applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, and qualifications, without regard to whether employment was with Pacific or its subsidiaries or Enova or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries.

                         SECTION 6.10.  Employee Benefit Plans.

                         (a) Maintenance of Pacific and Enova Benefit Plans. Each of the Pacific Benefit Plans and Enova Benefit Plans in effect as of the Effective Time, except as provided in Section 6.10(b) and Section 6.11, shall be maintained in effect with respect to the employees or former employees of Pacific and any of its subsidiaries, on the one hand, and of Enova and any of its subsidiaries, on the other hand, respectively, who are covered by any such benefit plan immediately prior to the Closing Date until the Company otherwise determines after the Effective Time; provided, however, that nothing herein contained shall limit any reserved right contained in any such Pacific Benefit Plan or Enova Benefit Plan to amend, modify, suspend, revoke or terminate any such plan. Any person hired by the Company or any of its subsidiaries after the Closing Date who was not employed by any party hereto or its subsidiaries immediately prior to the Closing Date shall be eligible to participate in such benefit plans maintained, or contributed to, by the subsidiary, division or operation by which such person is employed, provided that such person meets the eligibility requirements of the applicable plan.

                         (b) Incentive Compensation Plans. Prior to the Effective Time, a committee will be formed for the purposes of developing short- and long-term incentive compensation arrangements for the Company which are to be implemented after the Effective Time and making the appropriate adjustments, if any, to the performance goals, target awards and any other relevant criteria under the incentive compensation plans of Pacific and Enova that are in effect as of the Effective Time to take the Mergers into account. In addition, such committee shall conduct a review of Enova's and Pacific's respective benefit plans following the signing of this Agreement in order to coordinate the provision of benefits after the Effective Time and to eliminate duplicative benefits, including, without limitation, through the establishment by the Company of replacement benefit plans (the "COMPANY REPLACEMENT PLANS"). Each participant in any Pacific Benefit Plan or Enova Benefit Plan that is replaced by a Company Replacement Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any Company Replacement Plan for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

                         (c) Separate Plans. Pacific and Enova each agrees that even in the event that the Pacific and Pacific Sub pension plan shares a common or master trust with the Enova and Enova Sub pension plan and even if Enova and Pacific provide identical benefits the plans shall remain legally separate whereby the assets of one plan cannot be applied to the liabilities of the other plan.

                         SECTION 6.11.  Stock Option and Other Stock Plans.

                         (a)   Amendment of Stock Option Plans and
               Agreements. (i) Prior to the Effective Time, Pacific shall use its reasonable best efforts to cause each individual award agreement entered into under the Pacific Employee Stock Option Plan, the Pacific Stock Incentive Plan and the Pacific 1979 Stock Option Plan to be amended so as to eliminate the rights of the award recipients thereunder to receive cash in exchange for such award upon a Change in Control (as such term is defined in such plans) that are triggered, directly or indirectly, in whole or in part, by the Mergers or any transaction or event consummated or occurring in connection therewith.

                         (ii) Effective as of the Effective Time, Pacific
               shall amend the Pacific Employee Stock Option Plan, the Pacific Stock Incentive Plan and the Pacific 1979 Stock Option Plan and Enova shall amend the 1986 Long-Term Incentive Plan (as amended and restated effective April 25, 1995) and each of Pacific and Enova shall amend each underlying award agreement to provide that each outstanding award with respect to shares of Pacific Common Stock and Enova Common Stock, respectively (each, a "STOCK AWARD"), along with any tandem stock appreciation right, shall constitute an award with respect shares of Company Common Stock, on the same terms and conditions as were applicable under such Stock Award, based on the same number of shares of the Company Common Stock as the holder of such Stock Award would have been entitled to receive pursuant to the Mergers in accordance with Article II had such holder exercised such award in full immediately prior to the Effective Time. The number of shares, the award price, and the terms and conditions of exercise of such award, shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Stock Award immediately prior to the Effective Time and (ii) the ratio of the exercise price per share subject to the Stock Award to the fair market value (determined immediately prior to the Effective Time) per share subject to such award; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
               Section 424(a) of the Code. Prior to the Effective Time, each of Pacific and Enova shall take such actions, including using its reasonable best efforts to obtain the consent of the awardees, as may be necessary to carry out the substitution and exchange contemplated in this Section 6.11(a). At the Effective Time, the Company shall assume each award agreement relating to a Stock Award, each as amended as previously provided. As soon as practicable after the Effective Time, the Company shall deliver to the holders of Stock Awards appropriate notices setting forth such holders' rights pursuant to the Company stock incentive plan and each underlying award agreement, each as assumed by the Company.

                         (b) Company Action. With respect to any other Pacific Benefit Plan, Enova Benefit Plan or benefit plan of the Company under which the delivery of Pacific Common Stock, Enova Common Stock or Company Common Stock, as the case may be, is required upon payment of benefits, grant of awards or exercise of options (the "STOCK PLANS"), the Company shall take all corporate action necessary or appropriate to (i) obtain shareholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable law, or to enable such plan to comply with Rule 16b-3 promulgated under the Exchange Act, (ii) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such plan and (iii) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Company Common Stock subject to such plan to the extent such registration statement is required under applicable law, and the Company shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                         SECTION 6.12. No Solicitations. No party hereto shall, and each such party shall cause its subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below), or, in the event of an unsolicited Acquisition Proposal, except prior to the receipt of the Enova Shareholders' Approval and of the Pacific Shareholders' Approval to the extent the Board of Directors of the party receiving such unsolicited Acquisition Proposal determines in good faith after consultation with outside counsel that such action is reasonably necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, engage in negotiations or provide any confidential information or data to any person relating to any Acquisition Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals, within 48 hours of the receipt thereof, shall keep the other party informed of the status of any such inquiry, offer or proposal, and shall give the other party three days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal. As used in this Section 6.12, "ACQUISITION PROPOSAL" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the shareholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets of any party or any of its material subsidiaries, other than any of the foregoing transactions among the parties hereto or pursuant to the transactions contemplated by this Agreement. Nothing contained herein shall prohibit a party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Acquisition Proposal by means of a tender offer.

                         SECTION 6.13. Company Board of Directors. Enova's and Pacific's Boards of Directors will take such action as may be necessary to cause the Board of Directors of the Company at the Effective Time to be constituted of an equal number of
               directors designated by each of Enova and Pacific.   Among the
               directors of the Company at the Effective Time shall be Richard D. Farman, President and Chief Operating Officer of Pacific, who shall be designated by Pacific, and Stephen L. Baum, President and Chief Executive Officer of Enova, who shall be designated by Enova. Neither Pacific nor Enova shall designate any other officer as a director of the Company at the Effective Time. The initial designation of such directors among the three classes of the Board of Directors of the Company shall be agreed among the parties, the designees of each party to be divided as equally as is feasible among such classes; provided, however, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead. Enova's and Pacific's Boards of Directors will also take such action as may be necessary to cause the committees of the Board of Directors of the Company at the Effective Time to be constituted of an equal number of directors of the Company designated by Enova and Pacific.

                         SECTION 6.14. Company Officers. At the Effective Time, pursuant to and in accordance with the terms hereof and of the employment contracts referred to in Section 6.15, Richard D. Farman, President and Chief Operating Officer of Pacific, shall become Chairman of the Board and Chief Executive Officer of the Company, and Stephen L. Baum, President and Chief Executive Officer of Enova, shall become Vice-Chairman, President and Chief Operating Officer of the Company. If either of such persons is unable or unwilling to hold such offices for the period set forth in his employment contract, his successor shall be selected by the Board of Directors of the Company in accordance with its Bylaws. The Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer of the Company shall comprise the Office of the Chairman of the Company to which all other officers of the Company and, after the Effective Time, the Chief Executive Officers of Pacific, Pacific Sub, Enova and Enova Sub shall report. Richard D. Farman, President and Chief Operating Officer of Pacific, and Stephen
               L. Baum, President and Chief Executive Officer of Enova, shall unanimously recommend to the Board of Directors of the Company candidates to serve as the officers of the Company who are not otherwise designated by this Agreement. Such officers shall be appointed by the Board of Directors of the Company in accordance with its By-Laws.

                         SECTION 6.15. Employment Contracts. The Company shall on the date hereof enter into four employment contracts in the forms set forth in Exhibit 6.15.

                         SECTION 6.16. Post-Merger Operations. Following the Effective Time, the Company shall conduct its operations in accordance with the following:

                         (a) Principal Corporate Offices. The Company and Enova Sub shall maintain their principal corporate offices in San Diego and Pacific Sub shall maintain its principal corporate offices in Los Angeles.

                         (b) Maintenance of Enova Sub and Pacific Sub. Pacific Sub, on the one hand, and Enova Sub, on the other hand, shall continue their separate corporate existences, operating under the names of "Southern California Gas Company" and "San Diego Gas & Electric", respectively.

                         (c) Charities. After the Effective Time, the Company shall provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their respective subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

                         SECTION 6.17. Expenses. Subject to Section 8.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy Statement and the Registration Statement, as well as the filing fees relating thereto, and any such filing fees for applications to the FERC, the CPUC, the NRC or the SEC shall be shared equally by Enova, on the one hand, and Pacific, on the other.

                         SECTION 6.18. Energy Marketing Joint Venture. As promptly as practicable following the date hereof, each of Pacific and Enova shall use their best efforts to negotiate the terms of, and enter into, the Energy Marketing Joint Venture Agreement, which agreement shall contain substantially the terms contemplated by the Summary of Terms attached as Exhibit A.

                                         ARTICLE VII

                                  CONDITIONS TO THE MERGERS

                         SECTION 7.01. Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.05 by the joint action of the parties hereto:

                         (a)  Shareholder Approvals.  The Pacific
               Shareholders' Approval and the Enova Shareholders' Approval shall have been obtained.

                         (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

                         (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

                         (d) Listing of Shares. The shares of Company Common Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

                         (e) Statutory Approvals. The Enova Required Statutory Approvals and the Pacific Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders and neither such Final Orders nor any order, law or regulation of any Governmental Authority imposes terms or conditions which, in the aggregate, could reasonably be expected to have a material adverse effect on (i) the ability of the Energy Marketing Joint Venture to achieve the business objectives contemplated by the Summary of Terms attached as Exhibit A or
               (ii) the operations, properties, assets or financial condition or results of operations of the Company and its prospective subsidiaries taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "FINAL ORDER" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

                         (f) HSR Act. All applicable waiting periods under the HSR Act shall have expired.

                         (g) Pooling. Each of Enova and Pacific shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to Pacific and Enova, stating that the transactions effected pursuant to Articles I and II of this Agreement will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations.

                         SECTION 7.02. Conditions to the Obligations of Pacific. The obligation of Pacific to effect the Pacific Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Pacific in writing pursuant to Section 9.05:

                         (a) Performance of Obligations of Enova. Enova will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

                         (b)  Representations and Warranties.  The
               representations and warranties of Enova set forth in this Agreement shall be true and correct in all material respects as of the date hereof (representations and warranties made as of a specified date which shall be true and correct as of such date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                         (c) Closing Certificates. Pacific shall have received a certificate signed by an executive officer of Enova, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in
               Section 7.02(a) and Section 7.02(b) have been satisfied.

                         (d) Enova Material Adverse Effect. No Enova Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which could reasonably be expected to have a material adverse effect on the operations, properties, assets, financial condition, results of operations or prospects of Enova and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement or the ability of the Energy Marketing Joint Venture to achieve the business objectives contemplated by the Summary of Terms attached as Exhibit A.

                         (e) Tax Opinion. Pacific shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, in form and substance satisfactory to Pacific, dated the Closing Date, to the effect that the Enova Merger, taken together with the Pacific Merger, will be treated as an exchange under Section 351 of the Code.

                         (f) Enova Required Consents. The Enova Required Consents the failure of which to obtain would have a Enova Material Adverse Effect or a Joint Venture Material Adverse Effect shall have been obtained.

                         SECTION 7.03. Conditions to the Obligations of Enova. The obligations of Enova to effect the Enova Merger shall be further subject to the satisfaction, prior to the Closing Date, of the following conditions, except as may be waived by Enova in writing pursuant to Section 9.05:

                         (a) Performance of Obligations of Pacific. Pacific will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed at or prior to the Effective Time.

                         (b)  Representations and Warranties.  The
               representations and warranties of Pacific set forth in this Agreement shall be true and correct in all material respects as of the date hereof (representations and warranties made as of a specified date which shall be true and correct as of such date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                         (c)  Closing Certificates.  Enova shall have
               received certificates signed by the chief executive officer and chief financial officer of Pacific, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 7.03(a) and
               Section 7.03(b) have been satisfied.

                         (d) Pacific Material Adverse Effect. No Pacific Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which could reasonably be expected to have a material adverse effect on the operations, properties, assets, financial condition, results of operations or prospects of Pacific and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement or the ability of the Energy Marketing Joint Venture to achieve the business objectives contemplated by the Summary of Terms attached as Exhibit A.

                         (e) Tax Opinion. Enova shall have received an opinion of Shearman & Sterling, in form and substance satisfactory to Enova, dated the Closing Date, to the effect that the Enova Merger, taken together with the Pacific Merger, will be treated as an exchange under Section 351 of the Code.

                         (f)  Pacific Required Consents.  The Pacific
               Required Consents the failure of which to obtain would have a Pacific Material Adverse Effect or a Joint Venture Material Adverse Effect shall have been obtained.

                                        ARTICLE VIII

                              TERMINATION, AMENDMENT AND WAIVER

                         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

                         (a) by mutual written consent of the Boards of Directors of Enova and Pacific;

                         (b) by Pacific or Enova, by written notice to the other, if the Effective Time shall not have occurred on or before April 30, 1998; provided, however, that the right to terminate the Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date;

                         (c) by Pacific or Enova, by written notice to the other, if, either the Enova Shareholders' Approval or the Pacific Shareholders' Approval, or both, shall not have been obtained on or before June 30, 1997; provided, however, the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of either of such approvals to have been obtained on or before such date;

                         (d) by Pacific or Enova, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Pacific Merger or the Enova Merger, or by any party hereto, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgement or decree permanently restraining, enjoining or otherwise prohibiting the Pacific Merger or the Enova Merger, and such order, judgement or decree shall have become final and nonappealable;

                         (e) by Enova, by written notice to Pacific, if there shall have been any material breach of any material representation or warranty, or any material breach of any covenant or agreement of Pacific hereunder and such breach shall not have been remedied within 60 days after receipt by Pacific of notice in writing from Enova, specifying the nature of such breach and requesting that it be remedied;

                         (f) by Pacific, by written notice to Enova, if there shall have been any material breach of any material representation or warranty, or any material breach of any covenant or agreement of Enova hereunder and such breach shall not have been remedied within 60 days after receipt by Enova of notice in writing from Pacific, specifying the nature of such breach and requesting that it be remedied;

                         (g) by Enova, by written notice to Pacific, if, prior to the Pacific Special Meeting, the Board of Directors of Pacific or any committee thereof (i) shall withdraw or modify in any manner adverse to Enova its approval or recommendation of this Agreement or the Pacific Merger, (ii) shall approve or recommend any Acquisition Proposal by a party other than Enova or any of its affiliates, or (iii) shall resolve to take any of the actions specified in clause (i) or
               (ii);

                         (h) by Pacific, by written notice to Enova, if, prior to the Enova Special Meeting, the Board of Directors of Enova or any committee thereof (i) shall withdraw or modify in any manner adverse to Pacific its approval or recommendation of this Agreement or the Enova Merger, (ii) shall approve or recommend any Acquisition Proposal by a party other than Pacific or any of its affiliates, or (iii) shall resolve to take any of the actions specified in clause (i) or (ii);

                         (i) by Enova at any time prior to the Enova Special Meeting, upon two days' prior notice to Pacific, if, as a result of an Acquisition Proposal by a party other than Pacific or any of its affiliates, the Board of Directors of Enova determines in good faith after consultation with outside counsel (and after giving effect to all concessions which may be offered by Pacific pursuant to the proviso set forth below) that acceptance of the Acquisition Proposal is reasonably necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, prior to any such termination, Enova shall, and shall cause its respective financial and legal advisors to, negotiate with Pacific to make such adjustments in the terms and conditions of this Agreement as would enable Enova to proceed with the transactions contemplated herein on such adjusted terms; or

                         (j) by Pacific at any time prior to the Pacific Special Meeting, upon two days' prior notice to Pacific, if, as a result of an Acquisition Proposal by a party other than Enova or any of its affiliates, the Board of Directors of Pacific determines in good faith after consultation with outside counsel (and after giving effect to all concessions which may be offered by Enova pursuant to the proviso set forth below) that acceptance of the Acquisition Proposal is reasonably necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, prior to any such termination, Pacific shall, and shall cause its respective financial and legal advisors to, negotiate with Enova to make such adjustments in the terms and conditions of this Agreement as would enable Pacific to proceed with the transactions contemplated herein on such adjusted terms.

                         SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Enova or Pacific pursuant to Section 8.01, there shall be no liability on the part of either Enova or Pacific or their respective officers or directors hereunder, except (a) Sections 6.01(b), 6.17 and
               8.03 shall survive the termination and (b) nothing herein shall relieve any party from liability for any willful breach hereof.

                         SECTION 8.03.  Fees and Expenses.

                         (a) Expense Reimbursement by Enova. If this Agreement is terminated pursuant to (i) Section 8.01(c) as a result of the Enova Shareholders' Approval not being obtained and on or prior to the date of the Enova Special Meeting Enova has been the subject of a publicly announced Acquisition Proposal, (ii) Section 8.01(f), (iii) Section 8.01(h) or (iv)
               Section 8.01(i), then Enova, shall promptly (but not later than five business days after receipt or delivery of notice of such termination, as applicable) pay to Pacific cash in an amount equal to the greater of (x) $3 million or (y) the lesser of (A) all documented out-of-pocket expenses and fees incurred by Pacific (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers) arising out of, in connection with or related to this Agreement and the Energy Marketing Joint Venture Agreement and the transactions contemplated herein and therein and (B) $5 million, in the case of termination on or before February 12, 1997, or $10 million in the case of termination after February 12, 1997 (the "PACIFIC OUT-OF-POCKET EXPENSES"); provided, however, that if this Agreement is terminated by Pacific pursuant to
               Section 8.01(f) as a result of a willful breach by Enova, Pacific may pursue any remedies available to it at law or in equity and shall, in addition to the Pacific Out-of-Pocket Expenses, be entitled to retain such additional amounts as Pacific may be entitled to receive at law or in equity.

                         (b) Expense Reimbursement by Pacific. If this Agreement is terminated pursuant to (i) Section 8.01(c) as a result of the Pacific Shareholders' Approval not being obtained and on or prior to the date of the Pacific Special Meeting Pacific has been the subject of a publicly announced Acquisition Proposal, (ii) Section 8.01(e), (iii) Section 8.01(g) or (iv) Section 8.01(j), then Pacific, shall promptly (but not later than five business days after receipt or delivery of notice of such termination, as applicable), pay to Enova cash in an amount equal to the greater of (x) $3 million or (y) the lesser of (A) all documented out-of-pocket expenses and fees incurred by Enova (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers) arising out of, in connection with or related to this Agreement and the Energy Marketing Joint Venture Agreement and the transactions contemplated herein and therein and (B) $5 million in the case of termination on or before February 12, 1997, or $10 million in the case of termination after February 12, 1997 (the "ENOVA OUT-OF-POCKET EXPENSES"); provided, however, that if this Agreement is terminated by Enova pursuant to Section 8.01(e) as a result of a willful breach by Pacific, Enova may pursue any remedies available to it at law or in equity and shall, in addition to the Enova Out-of-Pocket Expenses, be entitled to retain such additional amounts as Enova may be entitled to receive at law or in equity.

                         (c) Enova Termination Fee. If (i) this Agreement is terminated pursuant to (1) Section 8.01(c) as a result of the Enova Shareholders' Approval not being obtained and on or prior to the date of the Enova Special Meeting Enova has been the subject of a publicly announced Acquisition Proposal, (2)
               Section 8.01(h) or (3) Section 8.01(i) and (ii) within one year of any such termination described in clause (i) above, Enova or any of its material subsidiaries accepts a written offer to consummate or consummates an Acquisition Proposal, then Enova, will, upon the earlier of such acceptance or consummation, pay to Pacific a termination fee equal to $72 million in cash.

                         (d) Pacific Termination Fee. If (i) this Agreement is terminated pursuant to (1) Section 8.01(c) as a result of the Pacific Shareholders' Approval not being obtained and on or prior to the date of the Pacific Special Meeting Pacific has been the subject of a publicly announced Acquisition Proposal, (2) Section 8.01(g) or (3) Section 8.01(j) and (ii) within one year of any such termination described in clause
               (i) above, Pacific or any of its material subsidiaries accepts a written offer to consummate or consummates an Acquisition Proposal, then Pacific, will, upon the earlier of such acceptance or consummation, pay to Enova a termination fee equal to $72 million in cash.

                         (e)  Expenses.  The parties agree that the
               agreements contained in this Section 8.03 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at a rate per annum equal at all times to 2% per annum above the rate per annum that is the publicly announced prime rate of Citibank, N.A.

                                         ARTICLE IX

                                     GENERAL PROVISIONS

                         SECTION 9.01. Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 9.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.05, 6.09, 6.10, 6.11, 6.13, 6.14, 6.15 and 6.16
               shall survive the Effective Time indefinitely.

                         SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like change of address) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

                         (a)  If to Enova:

                              Enova Corporation
                              101 Ash Street
                              San Diego, California  92112
                              Telecopier No.:  (619) 696-4611
                              Attention:  Stephen L. Baum

                         With copies to:

                              Shearman & Sterling
                              599 Lexington Avenue
                              New York, New York 10022
                              Telecopier No.:  (212) 848-7179
                              Attention:     David W. Heleniak, Esq.

                              and

                              Shearman & Sterling
                              555 California Street
                              San Francisco, California 94104
                              Telecopier No.: (415) 616-1199
                              Attention:     Michael J. Kennedy, Esq.

                         (b)  If to Pacific:

                              Pacific Enterprises
                              555 W. 5th Street
                              Los Angeles, California  90013
                              Telecopier No.:  (213) 244-8292
                              Attention:     Willis B. Wood, Jr.
                                             Richard D. Farman

                         With copies to:

                              Skadden, Arps, Slate, Meagher & Flom
                              919 Third Avenue
                              New York, New York 10022
                              Telecopier No. (212) 735-2000
                              Attention:     Peter Allan Atkins, Esq.
                                             Sheldon Adler, Esq.

                         SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                         (a) "AFFILIATES" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

                         (b) "BENEFICIAL OWNER" with respect to any shares, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly,
               (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                         (c) "BUSINESS DAY" means any day other than a day on which banks in San Diego or Los Angeles are required or authorized to be closed;

                         (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                         (e)  "JOINT VENTURE" of a person means any
               corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity;

                         (f) "KNOWLEDGE" of any person means the actual knowledge of the executive officers of such person and each subsidiary of such person.

                         (g) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

                         (h) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                         SECTION 9.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval hereof by the shareholders of Enova and Pacific, no amendment may be made which by law requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                         SECTION 9.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                         SECTION 9.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                         SECTION 9.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                         SECTION 9.08. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

                         SECTION 9.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

                         SECTION 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties). Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company (a) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by Pacific pursuant to Section 6.13 shall be entitled during the three year period commencing at the Effective Time (the "THREE YEAR PERIOD") to enforce the provision of Sections 6.05, 6.09, 6.10, 6.11, 6.13, 6.14, 6.15
               and 6.16 on behalf of the Pacific officers, directors and employees, as the case may be, and (b) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by Enova pursuant to Section 6.13 shall be entitled during the Three Year Period to enforce the provisions of Sections 6.05, 6.09, 6.10, 6.11, 6.13, 6.14, 6.15 and 6.16 on behalf of the Enova officers, directors and employees, as the case may be. Such directors' right and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section
               9.10 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section.

                         SECTION 9.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                         SECTION 9.12. Governing Law. This Agreement shall governed by, and construed in accordance with, the laws of the State of California.

                         SECTION 9.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                         SECTION 9.14. WAIVER OF JURY TRIAL. EACH OF Enova, Pacific, THE COMPANY, NEWCO Enova SUB AND NEWCO Pacific SUB HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                         SECTION 9.15. Further Assurances. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the transactions contemplated by this Agreement and the Energy Marketing Joint Venture Agreement in accordance with the terms hereof and thereof.


                         IN WITNESS WHEREOF, Enova, Pacific, the Company,
               Newco Enova Sub and Newco Pacific Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                             ENOVA CORPORATION

                                             By:  /s/ STEPHEN L. BAUM
                                                Name:   Stephen L. Baum
                                                Title:  President & Chief
                                                        Executive Officer

                                             PACIFIC ENTERPRISES

                                             By:  /s/ WILLIS B. WOOD, JR.
                                                Name:   Willis B. Wood, Jr.
                                                Title:  Chairman & Chief
                                                        Executive Officer

                                             MINERAL ENERGY COMPANY

                                             By:  /s/ KEVIN C. SAGARA
                                                Name:   Kevin C. Sagara
                                                Title:  President

                                             G MINERAL ENERGY SUB

                                             By:  /s/ KEVIN C. SAGARA
                                                Name:   Kevin C. Sagara
                                                Title:  President

                                             B MINERAL ENERGY SUB

                                             By:  /s/ GARY W. KYLE
                                                Name:   Gary W. Kyle
                                                Title:  President